Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

NEWAMSTERDAM PHARMA COMPANY B.V.,

FRAZIER LIFESCIENCES ACQUISITION CORPORATION,

NEWAMSTERDAM PHARMA INVESTMENT CORPORATION,

AND

NEWAMSTERDAM PHARMA HOLDING B.V.

DATED AS OF JULY 25, 2022

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A-ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Annex B	PIPE Investors
Annex C	IRA Shareholders

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Holdco Articles of Association
Exhibit G	Form of Surviving Company Certificate of Incorporation
Exhibit H	Form of Surviving Company Bylaws
Exhibit I	Form of Warrant Assumption Agreement
Exhibit J	Form of Holdco Long-Term Incentive Plan

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 25, 2022, is made by and among NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”), Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”), and NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”). FLAC, Holdco, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 or elsewhere in this Agreement.

WHEREAS, (a) FLAC is a blank check company that was originally incorporated as a Cayman Islands exempted company on October 7, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (b) Holdco is a newly formed entity that is, as of the date of this Agreement, a wholly owned Subsidiary of the Company and was formed for purposes of consummating the Transactions and (c) Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Holdco that was formed for purposes of consummating the Transactions;

WHEREAS, after the execution of this Agreement and prior to the Effective Date, each Company Shareholder shall contribute and transfer each Company Share held by it to Holdco and Holdco shall accept such contribution and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share (the foregoing transactions together, the “Company Share Exchange”);

WHEREAS, following the Company Share Exchange, the legal form of Holdco shall be converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement (the “Holdco Reorganization”), provided that the Company and FLAC may agree instead to effect the Holdco Reorganization promptly following the PIPE Financing;

WHEREAS, following the Holdco Reorganization and the Required Holdco Shareholder Approval, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as Revised) (the “Cayman Companies Act”), at the Effective Date, Merger Sub will merge with and into FLAC, with FLAC surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”);

WHEREAS, at the Effective Date, by virtue of the Merger and the Required Holdco Shareholder Approval, and without any further action on the part of any Party or any other Person: (a) the Relevant FLAC Shares shall be automatically cancelled and extinguished in exchange for the Merger Consideration, each issued and outstanding FLAC Warrant shall automatically cease to represent a right to acquire FLAC Class A Shares and shall represent a right to acquire Holdco Shares, and the Merger Consideration will be settled as follows: (i) each holder of Relevant FLAC Shares will be entitled to the Merger Claims, (ii) the Merger Claims will be contributed and transferred to Holdco in exchange for the issuance of Holdco Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement); and (iii) the Surviving Company will issue and allot to Holdco corresponding Equity Securities in the Surviving Company, and (b) the Warrant Exchange shall occur;

WHEREAS, immediately after the Effective Date, the Surviving Company shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 206 of the Cayman Companies Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Transactions, the Parties desire for Holdco to register the Holdco Shares, and the issuance thereof, with the SEC to become a publicly traded company;

WHEREAS, pursuant to the Governing Documents of FLAC, FLAC is required to provide an opportunity for its shareholders to have their outstanding FLAC Class A Shares redeemed pursuant to the FLAC Shareholder Redemption on the terms and subject to the conditions set forth therein in connection with obtaining the Required FLAC Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) are entering into a support agreement substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), with the Company, Holdco, Merger Sub and FLAC, pursuant to which, among other things, each Supporting Company Shareholder (a) granted or will grant, as applicable, the Company (or a designee of the Company) with an irrevocable power of attorney, substantially in the form attached to the Company Support Agreement, permitting and directing the Company (or a designee of the Company), acting on behalf of each such Supporting Company Shareholder, and the proxyholders under such power of attorney to execute (i) the Dutch Deed of Issue Company Share Exchange and (ii) any other Ancillary Documents to which such Supporting Company Shareholder is or will be a party and (b) irrevocably undertook vis-à-vis the Company, Holdco, FLAC and each other Supporting Company Shareholder to perform all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange and (c) agreed to certain covenants to support the Transactions, including certain restrictions on the sale, disposition or transfer of the Company Shares held by such Supporting Company Shareholder;

WHEREAS, concurrently with the execution of this Agreement, certain FLAC Shareholders (including Frazier Lifesciences Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”)) which are the record holders of all the issued and outstanding FLAC Class B Shares, FLAC, the Company and Holdco are entering into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, such FLAC Shareholders and such principals have agreed (a) to vote in favor of this Agreement and the Transactions (including the Merger), (b) to waive any adjustment to the conversion ratio set forth in the Governing Documents of FLAC or any other anti-dilution or similar protection with respect to the FLAC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (c) not to redeem their respective shares in FLAC in connection with the Transactions (including the Merger) contemplated hereby and in the Ancillary Documents;

WHEREAS, (a) concurrently with the execution of this Agreement, each of Holdco and FLAC are entering into subscription agreements substantially in the form attached hereto as Exhibit C (each a “Subscription Agreement,” and collectively, the “Subscription Agreements”) with certain investors listed on Annex B attached hereto (each a “PIPE Investor,” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Holdco has agreed to issue and sell to the PIPE Investors, substantially concurrently with the Closing, an aggregate number of Holdco Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $234,600,000 (which amount, for the avoidance of doubt, includes amounts subscribed for by the Company Shareholders or the Sponsor and its Affiliates), on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, immediately prior to the Closing, in accordance with Section 6.2(d)(ii) and Section 6.3(d)(ii), Holdco, the Sponsor, all other holders of FLAC Class B Shares and the (direct or indirect) Company Shareholders listed on Annex C attached hereto (collectively, the “IRA Shareholders”) shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Sponsor and each IRA Shareholder will agree not to effect any sale or distribution of any Equity Securities of Holdco issued to them pursuant to this Agreement or the Subscription Agreements during the applicable lock-up period described therein and (b) the Sponsor and each IRA Shareholder will be granted certain registration rights with respect to their respective Holdco Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, certain holders of Company Shares who are not party to the Investor Rights Agreement (after giving effect to the Merger and the PIPE Financing) will enter into lock-up agreements substantially in the form attached to this Agreement as Exhibit E (each, a “Lock-Up Agreement”), each of which shall be effective as of the Closing, pursuant to which, among other things, the holders of Company Shares party thereto will agree not to effect any sale or distribution of certain shares of the Company held by them during the applicable lock-up period described therein, and on the terms and subject to the conditions therein;

WHEREAS, effective upon the Effective Date, the appointment of members to the board of directors of Holdco (the “Holdco Board”) as approved in the Required Holdco Shareholder Approval will take effect;

WHEREAS, the board of directors of FLAC (the “FLAC Board”), acting upon the unanimous recommendation of a special committee comprised solely of disinterested and independent directors (the “FLAC Special Committee”), has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, FLAC, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the authorization of the Plan of Merger and the approval of the Transactions by the shareholders of FLAC in order to procure the Required FLAC Shareholder Approval;

WHEREAS, the Holdco Board has (a) determined that this Agreement, the Merger and the other Transactions are in the best interests of Holdco and its business and (b) adopted a resolution approving this Agreement, the Merger and the other Transactions;

WHEREAS, the Company, in its capacity as the sole shareholder of Holdco as of the date of this Agreement, has adopted a resolution approving this Agreement, the Merger and the other Transactions; and

WHEREAS, the board of directors of the Company (the “Company Board”) has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of the Company, its business and the Company’s stakeholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon with the majority necessary pursuant to Company’s Governing Documents (the “Required Company Shareholder Approval”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional FLAC SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the U.S. Patient Protection and Affordable Care Act (Pub. L. 111–148).

“Aggregate Cash Proceeds” means the sum of the (a) aggregate gross cash proceeds to be received (or deemed received) by Holdco or any of its Affiliates in respect of the PIPE Financing (whether prior to, on or following the Closing Commencement Date) plus (b) the amount of cash available in the Trust Account after giving effect to the FLAC Shareholder Redemption.

“Aggregate Share Consideration” means an amount of Holdco Shares equal to the Purchase Price divided by the Holdco Per Share Value.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Company Option Pool” means the number of Company Shares subject to Company Options, or underlying depository receipts for Company Shares subject to Company Options, immediately prior to the Effective Date.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Ancillary Documents” means the Company Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Investor Rights Agreement and the Lock-Up Agreement(s) and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the FCPA; (b) the UK Bribery Act 2010; and (c) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business transactions.

“Antitrust Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Exchange Consideration Per Share” means (a) with respect to each Company Ordinary Share outstanding immediately prior to the Company Share Exchange, the Company Ordinary Share Value, (b) with respect to each Company Preferred Share outstanding immediately prior to the Company Share Exchange, the Company Preferred Share Value and (c) with respect to each Company Non-Voting Share outstanding immediately prior to the Company Share Exchange, the Company Non-Voting Share Value.

“Business” means the researching, developing, testing (whether preclinical or clinical), manufacturing, storing or distributing products, substances or therapies for cardiometabolic and neurometabolic diseases, including cardiovascular disease, hyperlipidemia, diabetes mellitus and Alzheimer’s disease, or any activities, services or products incidental or attendant thereto, in each case as conducted or contemplated to be conducted by the Company as of the date of this Agreement, including the Company’s licenses with third parties.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, the Cayman Islands, and Amsterdam, the Netherlands are open for the general transaction of business.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable in connection with such Change of Control Transaction) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.2.

“Closing Commencement Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Financial Statements” has the meaning set forth in Section 5.17(a).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding) relating to any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (a) the Company or any of its controlled Affiliates, (b) assets or businesses of the Company or any of its controlled Affiliates that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its controlled Affiliates, taken as a whole or (c) 20% or more of any class of voting Equity Securities of the Company or any of its Controlled Affiliates (in the case of each of clause (a) through (c), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Capitalization Representations” means the representations and warranties set forth in Section 3.2(a).

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Designee” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to FLAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Incentive Plan.

“Company Equity Incentive Plans” means the NewAmsterdam Pharma Long-Term Incentive Plan dated July 2021, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of any Group Company that are due and payable and not otherwise expressly allocated to FLAC pursuant to the terms of this Agreement or any Ancillary Document in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) 50% of all the filing fees incurred in connection with making any filings under Section 5.2, (c) 50% of all filing fees and associated expenses incurred in connection with filing the Registration Statement, the Proxy Statement or the Registration Statement / Proxy Statement under Section 5.7, obtaining approval of Nasdaq under Section 5.12 and obtaining the Required FLAC Shareholder Approval (excluding, for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document and (e) Change of Control Payments paid or payable by the Company. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any FLAC Expenses.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2(e) and (h) (Capitalization), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).

“Company Issuance Rights” means the rights to issuance of Company Ordinary Shares pursuant to the Contracts set forth on Section 1.1(a) of the Company Disclosure Schedules (including as amended and converted into rights to issuance of Holdco Shares pursuant to the Contracts set forth thereon).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes in general business or economic conditions in or affecting the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, the Netherlands, or any other country, including the engagement by the

United States, the Netherlands, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, or any escalation of the foregoing, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, the Netherlands, or any other country or region in the world, or changes therein, including changes in interest rates in the United States, the Netherlands, or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Document, or the failure to take any action that is prohibited by this Agreement or any Ancillary Document, (ix) any action taken by, or at the express written request of an authorized signatory of FLAC, Sponsor or any of their respective Affiliates, or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States, the Netherlands or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); provided however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Non-Voting Share Value” means as of immediately prior to the Company Share Exchange, with respect to a Company Non-Voting Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Non-Voting Shares” means the non-voting shares in the share capital of the Company each having a nominal value of EUR 0.01.

“Company Option” means, as of any determination time, each option to purchase Company Shares or depository receipts for Company Shares that is outstanding and unexercised and granted under any Company Equity Incentive Plan.

“Company Option Pool” means an aggregate of 2,390,163 Company Shares.

“Company Option Subscription Agreement” means the agreement between the Company and a Company Optionholder pursuant to which the Company allotted to the Company Optionholder one or more Company Options under any Company Equity Incentive Plan.

“Company Optionholder” means each person holding a Company Option as of immediately prior to the Company Share Exchange.

“Company Ordinary Share Value” means, as of immediately prior to the Company Share Exchange, with respect to a Company Ordinary Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Ordinary Shares” means the ordinary shares in the share capital of the Company, each having a nominal value of EUR 0.01.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned and either used, held for use or practiced by any Group Company.

“Company Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Preferred Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Preferred Shares” means the convertible preferred series A shares in the share capital of the Company, each having a nominal value of EUR 0.01.

“Company Product” means obicetrapib.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company, including all Registered Intellectual Property co-owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Date.

“Company Shareholders Agreement” means the Fully Amended and Restated Shareholders’ Agreement, dated as of January 11, 2021, by and among the Company and the Company Shareholders party thereto, as amended by the Amendment thereto dated March 15, 2021, the Amendment dated July 6, 2021 and the Amendment dated on or about the date hereof.

“Company Shares” means, collectively, the Company Preferred Shares, the Company Ordinary Shares and the Company Non-Voting Shares.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement entered into between the Company and FLAC, dated January 24, 2022.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any individual independent contractor, consultant, contractor, sub-contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Action” means any inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (a) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), (b) that is consistent with any applicable Law, Order, Proceeding, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, or (c) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for FLAC to withhold, condition or delay consent with respect to such action or inaction (whether or not FLAC has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, “furlough,” social distancing, shut down, closure, employee time off, employee leave, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, Order, Proceeding, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

“Current Companies” means the Group Companies, excluding Holdco.

“Designees” has the meaning set forth in Section 5.16(b).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Dutch Deed of Issue Company Share Exchange” has the meaning set forth in Section 2.1(b)(ii).

“Earnout Period” means the period starting on the Closing Commencement Date and ending on the date that is five (5) years after the Final Closing Date.

“Earnout Pro Rata Share” means, with respect to each recipient of Earnout Shares pursuant to Section 2.7, a percentage equal to the quotient of: (a) the sum of (i) the aggregate number of Holdco Shares that are held by such recipient immediately prior to the Effective Date (including, for the avoidance of doubt, any such Holdco Share issued as a result of the exercise of any Company Issuance Right in connection with and after the Company Share Exchange) plus (ii) the aggregate number of Holdco Shares subject to Rollover Company Options that are held by such recipient immediately prior to the Effective Date; divided by (b) the sum of (i) the aggregate number of Holdco Shares that are held by all Holdco Shareholders immediately prior to the Effective Date (including, for the avoidance of doubt, all Holdco Shares issued as a result of the exercise of any Company Issuance Right in connection with and after the Company Share Exchange) plus (ii) the aggregate number of Holdco Shares subject to all Rollover Company Options held by Eligible Optionholders that are outstanding and unexercised immediately prior to the Effective Date.

“Earnout RSUs” has the meaning set forth in Section 2.7(b).

“Earnout Shares” means an aggregate of 1,886,137 Holdco Shares, which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Shares, other than as a result of the exercise of Company Issuance Rights), combination, reorganization, reclassification exchange of shares or similar equity restructuring transaction or any changes in the Holdco Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Holdco (excluding, for the avoidance of doubt, the Transactions). For the avoidance of doubt, except where otherwise expressly indicated, references herein to Earnout Shares shall include Earnout RSUs, as applicable.

“Effective Date” has the meaning set forth in Section 2.1(d)(i).

“Eligible Optionholder” means a holder of Rollover Company Options who is a director, manager, officer, employee, or Contingent Worker of a Group Company, in each case as of the date hereof.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), including each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement, or arrangement, change in control plan, program or arrangement, supplemental income arrangement, or vacation plan, in each case that any Group Company maintains, sponsors or contributes to, or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Laws and Orders concerning pollution, natural resources, protection of the environment, Hazardous Substances, or human health or safety.

“EPCRS” means the IRS Employee Plans Compliance Resolution System.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“ESPP” has the meaning set forth in Section 5.22.

“European Union Member State” means any country that is a member state of the European Union.

“Event” means any change, event, effect, occurrence or state of facts.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Exchange Fund” has the meaning set forth in Section 2.8(b).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws.

“Final Closing Date” means the date on which the Domestication becomes effective.

“FLAC” has the meaning set forth in the preamble to this Agreement.

“FLAC Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding) relating to (a) any transaction or series of related transactions under which FLAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a FLAC Business Combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in FLAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a FLAC Acquisition Proposal.

“FLAC Board” has the meaning set forth in the recitals to this Agreement.

“FLAC Board Recommendation” has the meaning set forth in Section 5.8.

“FLAC Business Combination” means a “business combination” as such term is defined in the Articles of Association of FLAC as in effect on the date of this Agreement.

“FLAC Capitalization Representations” means the representations and warranties set forth in Section 4.6(a) and Section 4.6(b).

“FLAC Class A Shares” means FLAC’s Class A ordinary shares, par value $0.0001.

“FLAC Class B Shares” means FLAC’s Class B ordinary shares, par value $0.0001.

“FLAC D&O Persons” has the meaning set forth in Section 5.14(a).

“FLAC D&O Tail Policy” has the meaning set forth in Section 5.14(a).

“FLAC Designees” has the meaning set forth in Section 5.16(b).

“FLAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by FLAC on the date of this Agreement.

“FLAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, FLAC that are due and payable and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of FLAC, (b) 50% of all the filing fees incurred in connection with making any filings under Section 5.2, (c) 50% of all filing fees and associated expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Registration Statement / Proxy Statement under Section 5.7, obtaining approval of Nasdaq under Section 5.12 and obtaining the Required FLAC Shareholder Approval (but excluding for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), (d) any deferred underwriting commissions and other fees and expenses relating to FLAC’s IPO and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to FLAC pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, FLAC Expenses shall not include (i) any Company Expenses or (ii) the cost of the FLAC D&O Tail Policy.

“FLAC Financial Advisor” means Lincoln International LLC, financial advisor to the FLAC Special Committee.

“FLAC Financial Statements” has the meaning set forth in Section 4.13(d).

“FLAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.4 (Brokers).

“FLAC Liabilities” means, as of any determination time, without duplication of any FLAC Expenses, the aggregate amount of Liabilities that would be accrued on a balance sheet, whether such Liabilities are then due and payable by FLAC as of such time.

“FLAC Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of FLAC, taken as a whole, or (b) the ability of FLAC or Merger Sub to consummate the Transactions; provided however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a FLAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) changes in general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which FLAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of FLAC with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(b) to the extent it relates to such representations and warranties), (vii) any failure by FLAC to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself

(although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Document or the failure to take any action that is prohibited by this Agreement or any Ancillary Document, (ix) any action taken by, or at express written request of an authorized signatory of the Company or any of its Affiliates, or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (x) may be taken into account in determining whether a FLAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on FLAC relative to other “SPACs” operating in the industries in which FLAC operates.

“FLAC Non-Party Affiliates” means, collectively, each FLAC Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any FLAC Related Party (other than, for the avoidance of doubt, FLAC).

“FLAC Related Party” has the meaning set forth in Section 4.9.

“FLAC Related Party Transactions” has the meaning set forth in Section 4.9.

“FLAC SEC Reports” has the meaning set forth in Section 4.7.

“FLAC Shareholder Approval” means, collectively, the Required FLAC Shareholder Approval and the Other FLAC Shareholder Approval.

“FLAC Shareholder Redemption” means the right of the holders of FLAC Class A Shares to redeem all or a portion of their FLAC Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of FLAC.

“FLAC Shareholders” means holders of FLAC Shares.

“FLAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“FLAC Shares” means (a) prior to the occurrence of the Domestication, collectively, the FLAC Class A Shares and the FLAC Class B Shares and (b) from and after the occurrence of the Domestication, shares of common stock, par value $0.0001 per share, of the Surviving Company. Any reference to the FLAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“FLAC Special Committee” has the meaning set forth in the recitals to this Agreement.

“FLAC Units” means the units, each consisting of one FLAC Class A Share and one-third of a FLAC Warrant to acquire one FLAC Class A Share.

“FLAC Warrants” means each warrant to purchase one FLAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any other Class B Shareholder).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for the benefit of its current or former employees, officers, directors or other individual service providers employed and located outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Fully Diluted Company Shares” means, without duplication, as of immediately prior to the Company Share Exchange, the sum of (a) the aggregate number of Company Ordinary Shares issued and outstanding determined on an as-converted to Company Ordinary Share basis (including, for the avoidance of doubt, the number of Company Ordinary Shares issuable upon, or otherwise resulting from, conversion of the Company Preferred Shares and Company Non-Voting Shares, based on the then applicable conversion ratio), and (b) the aggregate number of Company Ordinary Shares (or depository receipts for Company Ordinary Shares) issuable upon the exercise in full or exchange of issued and outstanding options, warrants, awards, convertible securities and any other right to subscribe for Company Ordinary Shares (assuming (i) the conversion into Company Ordinary Shares of any Company Non-Voting Shares issuable upon such exercise, based on the then applicable conversion ratio and (ii) solely for purposes of this definition, the issuance of Company Shares as a result of the exercise of all Company Issuance Rights in connection with the Company Share Exchange), in each case to their maximum extent (including, for the avoidance of doubt, the Allocated Company Option Pool, but excluding the Unallocated Company Option Pool).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Dutch company are its articles of association (statuten), and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company, Holdco and their respective Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters applicable to the Group Companies, including all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b  of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), the health care fraud criminal provisions under HIPAA, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including their foreign equivalents.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.).

“Holdco” has the meaning set forth in the preamble to this Agreement.

“Holdco Board” has the meaning set forth in the recitals to this Agreement.

“Holdco Board Appointments” has the meaning set forth in Section 5.16(a).

“Holdco Equity Incentive Plan” has the meaning set forth in Section 5.19.

“Holdco Per Share Value” means $10.00.

“Holdco Reorganization” has the meaning set forth in the recitals to this Agreement.

“Holdco Shareholders” means, collectively, the holders of Holdco Shares as of any determination time prior to the Effective Date.

“Holdco Shares” means the ordinary shares, nominal value EUR 0.12, in the share capital of Holdco.

“Holdco Warrant” means each warrant to purchase one Holdco Share at a price of $11.50, subject to adjustment.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing

(collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Domestication Tax Treatment” has the meaning set forth in Section 5.5(a)(ii).

“Intended Holdco Exchange Tax Treatment” has the meaning set forth in Section 5.5(a)(i).

“Intended Merger Tax Treatment” has the meaning set forth in Section 5.5(a)(iii).

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a)(iii).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 4.7.

“IRA Shareholders” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, usufruct (vruchtgebruik), security interest, encumbrance, lien, license or sub-license, depository receipt issued for shares with meeting rights (certificaat van een aandeel waaraan vergaderrecht is verbonden), attachment (beslag), charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Claim” has the meaning set forth in Section 2.1(d)(iv)(A).

“Merger Consideration” has the meaning set forth in Section 2.1(d)(iv)(A).

“Merger Documents” has the meaning set forth in Section 2.1(d)(ii).

“Merger Proposal” has the meaning set forth in Section 5.8.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Party Affiliate” means any Company Non-Party Affiliate or FLAC Non-Party Affiliate.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other FLAC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of FLAC Shares entitled to vote thereon, whether in person or by proxy at the FLAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of FLAC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Final Closing Date or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business, (g) any Lien, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes, and (h) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, foundation or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information Processed by or on behalf of a Group Company that identifies a natural person.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Positive Phase 3 Data” means, with respect to a clinical trial, (a) the completion of such clinical trial in accordance with its protocol, (b) the completion following data lock of statistical analysis of data generated in such clinical trial in accordance with the applicable protocol, (c) completion of a final study report for such clinical trial, and (d) the determination by the Company that such clinical trial has met its primary endpoint(s) at pre-specified level(s) of statistical significance as set forth in the applicable protocol.

“Pre-Closing FLAC Holders” means the holders of FLAC Shares and FLAC Warrants at any time prior to the Effective Date.

“Prior Acts Coverage” has the meaning set forth in Section 5.15(c).

“Privacy Laws” means applicable Laws in any jurisdiction that govern the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data, and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including Section 5 of the U.S. Federal Trade Commission Act, the U.S. Electronic Communications Privacy Act of 1986, the U.S. Stored Communications Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Illinois Biometric Information Privacy

Act and other Laws governing the Processing of biometric data, the Massachusetts Data Security Regulations set forth at 201 CMR 17.00, the European Union General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive (2002/58/EC) and including any implementing legislation of the foregoing, and all other Laws concerning privacy, data protection, or data security, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act and any analogous Laws, in each case to the extent applicable.

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processed,” “Processes” or “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (including any relevant delegated regulations).

“Public Health Laws” means all applicable Laws relating to the development, testing, research (including preclinical, nonclinical and clinical research or studies), manufacture, production, analysis, distribution, approval, importation, exportation, use, handling, quality, packaging, labeling sale or promotion of any drug (including any ingredient or component of the foregoing products), including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.) or similar federal, state or foreign, Laws.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Purchase Price” means $491,000,000.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Domain Names” means internet domain names, including domain names registered with a recognized domain name registry (whether or not Marks).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Registered Domain Names.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a prospectus and proxy statement of FLAC.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, manufacturing approvals and authorizations, or their national or foreign equivalents.

“Relevant FLAC Shares” means the FLAC Shares issued and outstanding immediately prior to the Effective Date and that are held by Pre-Closing FLAC Holders who (a) do not redeem their FLAC Class A Shares for cash pursuant to the FLAC Shareholder Redemption or (b) hold FLAC Class B Shares; provided that “Relevant FLAC Shares” shall exclude any FLAC Shares held by FLAC as treasury shares.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Shareholder Approval” has the meaning set forth in the recitals to this Agreement.

“Required FLAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of FLAC Shares entitled to vote thereon, whether in person or by proxy at the FLAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of FLAC and applicable Law.

“Required Holdco Shareholder Approval” means the adoption of the following resolutions by the Company as Holdco’s sole shareholder (in each case, subject to the applicable terms and conditions set forth in this Agreement, including the chronological and conditional order specified in Section 2.1): (i) to the extent required, the ratification of the execution of this Agreement; (ii) the issuance of Holdco Shares pursuant to the Dutch Deed of Issue Company Share Exchange to the Company Shareholders as part of the Company Share Exchange and, to the extent required, the approval of the contribution in kind of Company Shares as payment for the Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (iii) the Holdco Reorganization; (iv) the assumption by Holdco, and issuance, of the Company Issuance Rights as rights to subscribe for Holdco Shares and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (v) the issuance of Holdco Shares for delivery to the holders of Merger Claims as part of the Merger, and to the extent required, the approval of the contribution in kind and transfer of such Merger Claims as payment for the Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (vi) the Holdco Board Appointments; (vii) the ratification of the execution of the Warrant Assumption Agreement, and the authorization of the assumption of FLAC Warrants pursuant to the Warrant Assumption Agreement and issuance of the applicable amount of Holdco Shares pursuant to such Converted Warrants (and, to the extent required, the approval of this contribution in kind as payment for the warrants representing Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance); (viii) the issuance of Holdco Shares pursuant to the PIPE Financing and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (ix) the issuance of Holdco Shares or rights to subscribe for Holdco Shares under any Company Equity Incentive Plan pursuant to Section 2.6 and Section 5.18 and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (x) the issuance of the rights to subscribe for the Earnout Shares pursuant to Section 2.7 and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; and (xi) the approval and adoption of the Holdco Equity Incentive Plan pursuant to section 2:135(5) of the Dutch Civil Code.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal and the Merger Proposal.

“Rollover Company Option” has the meaning set forth in Section 2.6(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any

other equivalent or comparable export control laws and regulations of other countries, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the FLAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a Dutch B.V. or Dutch N.V.), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(d)(i).

“Tax” means any U.S. federal, state or local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, base erosion anti-abuse, diverted profits, digital services, imputed underpayment, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of taxes, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including (a) any secondary Liability for any of the aforementioned and (b) any penalty or charge imposed on account of failure to timely, completely or properly file any Tax Return.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, and reports relating to Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Holdco Reorganization, the Company Share Exchange, the Merger, and the Domestication.

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Triggering Event” means the first date after the Final Closing Date, but within the Earnout Period, on which the Company has achieved and publicly announced Positive Phase 3 Data for each of (a) the Company’s BROADWAY trial of obicetrapib (protocol number: TA-8995-302) and (b) the Company’s BROOKLYN trial of obicetrapib (protocol number: TA-8995-301).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unallocated Company Option Pool” means the number of Company Shares equal to the Company Option Pool less the Allocated Company Option Pool.

“Union” has the meaning set forth in Section 3.15(k).

“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Final Closing Date, in each case, to the extent unpaid as of such time.

“Unpaid FLAC Expenses” means the FLAC Expenses calculated as of immediately prior to the Final Closing Date, in each case, to the extent unpaid as of such time.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Agreement” means the Warrant Agreement, dated as of December 8, 2020, by and between FLAC and the Trustee.

“Warrant Assumption Agreement” has the meaning set forth in Section 2.4.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Required Holdco Shareholder Approval. After the execution of this Agreement and at any time prior to the Effective Date, the Company, as the sole shareholder of Holdco, shall adopt the Required Holdco Shareholder Approval.

(b) Company Share Exchange.

(i) Prior to the Effective Date, in accordance with Dutch Law, the Company shall (A) cause each Company Shareholder to effect the Company Share Exchange, whereby each Company Shareholder shall contribute and transfer each Company Share held by it and Holdco shall accept such contribution and transfer and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share, (B) after the Company Share Exchange, to the extent any Company Issuance Rights shall have been exercised in connection with the Company Share Exchange, issue to such exercising holders, in lieu of Company Shares, such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to the Company Shares that would have been issued to such holders but for the conversion of the Company Share Issuance Rights from rights to subscribe for Company Shares into rights to subscribe for Holdco Shares in connection with the Company Share Exchange (provided that Holdco may issue such Holdco Shares described in this clause (B) immediately after the Holdco Reorganization, to the extent deemed necessary by FLAC and the Company), and (C) immediately after the Company Share Exchange, take all action necessary to repurchase or cancel any Holdco Shares held by the Company, for no consideration.

(ii) In connection with the Company Share Exchange, the Company shall procure that each Company Shareholder will enter with Holdco into one or more notarial deeds of issue of Holdco Shares governed by Dutch Law and notarized by a Dutch civil-law notary, in a form and substance reasonably satisfactory to FLAC (the “Dutch Deed of Issue Company Share Exchange”) under which Holdco will issue to each such Company Shareholder such Holdco Shares in connection with the portion of the consideration to which he, she or it is entitled pursuant to Section 2.1(b)(i), and in fulfilment of such Company Shareholder’s respective obligations under the Dutch Deed of Issue Company Share Exchange to pay up the respective Holdco Shares issued to such Company Shareholder under the Dutch Deed of Issue Company Share Exchange by payment in kind by way of contribution and transfer of the Company Shares held by such Company Shareholder to Holdco.

(c) Holdco Reorganization. After the Company Share Exchange and prior to the Effective Date, Holdco shall effectuate the Holdco Reorganization whereby Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its Articles of Association substantially in the form set forth on Exhibit F, which, as so amended and restated, shall be the Articles of Association of Holdco until thereafter amended in accordance with the terms thereof and applicable Law; provided that the Company and FLAC may agree instead to effect the Holdco Reorganization promptly following the PIPE Financing (where in such event (A) the order as set forth in this Section 2.1 shall be deemed amended accordingly and (B) each relevant Party commits to execute and provide all additional Closing deliverables related to any of the Transactions, including any required notarizations pursuant to applicable Law).

(d) Merger.

(i) The Merger shall become effective on such date as is agreed by FLAC and Merger Sub and specified in the Merger Documents in accordance with the Cayman Companies Act (the date the Merger becomes effective being referred to herein as the “Effective Date”), and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act. Following the Effective Date, the separate existence of Merger Sub shall cease and FLAC shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Cayman Companies Act.

(ii) On the Closing Commencement Date, FLAC and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to FLAC, Merger Sub and Holdco (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Companies Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Companies Act (together, the “Merger Documents”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all of the assets, properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv) At the Effective Date, by virtue of the Merger and the Required Holdco Shareholder Approval without any further action on the part of any Party or any other Person:

(A) each Relevant FLAC Share issued and outstanding immediately prior to the Effective Date shall be automatically canceled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (1) each holder of Relevant FLAC Shares will be entitled to a claim for a corresponding Holdco Share that is held in the accounts of the Exchange Agent, solely for the benefit of the holders of Relevant FLAC Shares (each, a “Merger Claim” and together, the “Merger Claims”); and (2) the Merger Claims will be contributed and transferred to Holdco by the Exchange Agent for the benefit of the holders of Relevant FLAC Shares in exchange for the issuance of a corresponding number of Holdco Shares (resulting, for the avoidance of doubt, so far as legally possible (subject always to Section 2.8(g)), in each Relevant FLAC Share being exchanged for a Holdco Share), and in fulfillment of each such holder’s respective obligations to pay up such Holdco Shares (together the “Merger Consideration”); and

(B) each FLAC Share held immediately prior to the Effective Date by FLAC as treasury shares shall be canceled and extinguished, and no consideration shall be paid with respect thereto; and

(C) each ordinary share, par value $1.00, of Merger Sub that is issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.0001, of the Surviving Company (each of which, following the Domestication, shall be converted into one share of common stock, par value $0.0001, of the Surviving Company).

(v) Immediately after the Effective Date, (x) the Governing Documents of Merger Sub shall become the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law and (y) the Directors (as defined in the Governing Documents of Merger Sub) of Merger Sub immediately prior to the Effective Date shall be the Directors of the Surviving Company.

(vi) From and after the Effective Date, the holder(s) of certificates, if any, evidencing ownership of FLAC Shares or FLAC Shares held in book-entry form issued and outstanding immediately prior to the

Effective Date shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii) If after the date of this Agreement and prior to the Effective Date, FLAC pays a stock dividend in, splits, combines FLAC Shares into a smaller number of shares, or issues by reclassification any FLAC Shares, then the consideration payable in respect of such FLAC Share in accordance with Section 2.1(d)(iv) will be appropriately adjusted to provide to the holders of the FLAC Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, any consideration payable pursuant to Section 2.1(d)(iv).

(viii) Notwithstanding anything herein to the contrary, any FLAC Share redeemed in the FLAC Shareholder Redemption shall be canceled and converted into the right to receive the consideration offered in the FLAC Shareholder Redemption and shall not be entitled to receive any consideration pursuant to Section 2.1(d)(iv).

(e) Domestication. Following the Merger, the Surviving Company shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Section 206 of the Cayman Companies Act. In connection with the Domestication, the Surviving Company shall amend and restate its Governing Documents substantially in the form set forth on Exhibit G and Exhibit H, which, as so amended and restated, shall be the Governing Documents of the Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law.

(f) Board Appointments. Effective upon the Effective Date, the Holdco Board Appointments shall be effected in accordance with Section 5.16.

(g) Nasdaq Listing. Effective upon the Merger and upon satisfaction of all initial listing requirements, the Holdco Shares shall (subject to any restrictions set forth in this Agreement or any Ancillary Documents) become available for listing on Nasdaq in accordance with Section 5.12.

Section 2.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 (provided that any Closing deliverables which need to be notarized by a Dutch civil-law notary as a matter of Dutch Law shall be executed at the offices of NautaDutilh N.V., Dutch legal counsel to the Company and Holdco) as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as FLAC and the Company may agree in writing (the date the Closing commences to occur, the “Closing Commencement Date”).

Section 2.3 Withholding. Holdco and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to deducting and withholding any amounts pursuant to this Section 2.3, Holdco and any other applicable withholding agent shall use reasonable best efforts to notify the payee five (5) Business Days in advance of any amounts that Holdco or any other applicable withholding agent intends to withhold from any payments hereunder, as well as for the basis pursuant to which Holdco or such other applicable withholding agent intends to withhold under applicable Tax Law. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent reasonably practicable.

Section 2.4 FLAC Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of Holdco pursuant to the penultimate sentence of this Section 2.4), each FLAC Warrant that is outstanding immediately prior to the Effective Date shall automatically cease to represent a right to acquire FLAC Class A Shares and shall automatically represent (pursuant to the execution of, and subject to the terms of, the Warrant Assumption Agreement), immediately following the Effective Date, a right to acquire Holdco Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Date under the terms of the Warrant Agreement (collectively, the “Warrant Exchange”); provided that each Converted Warrant: (a) shall represent the right to acquire the number of Holdco Shares equal to the number of FLAC Class A Shares subject to each such FLAC Warrant immediately prior to the Effective Date (subject to the provisions of Section 2.1(d)(vii), which shall apply mutatis mutandis); (b) shall have an exercise price of $11.50 per whole warrant required to purchase one Holdco Share (subject to the provisions of Section 2.1(d)(vii), which shall apply mutatis mutandis); and (c) shall expire on the five (5) year anniversary of the Final Closing Date. Holdco shall enter into a warrant assumption agreement as of immediately prior the Effective Date, such assumption agreement to be substantially in the form attached hereto as Exhibit I (the “Warrant Assumption Agreement”). Upon exercise, the Converted Warrants will be contributed to Holdco by the Exchange Agent as contribution in kind and transfer for and on behalf of the holders of the Converted Warrants in exchange for the issuance of a corresponding number of Holdco Shares pursuant to this Section 2.4.

Section 2.5 Allocation Schedule. No later than three (3) Business Days prior to the scheduled Closing Commencement Date, the Company shall deliver to FLAC an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of each class and series of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award (whether directly or indirectly through depository receipts for Company Shares) held by each holder thereof, as well as whether each such Company Equity Award will be vested or unvested as of immediately prior to the Effective Date, and, in the case of the Company Options, the exercise price of thereof, as well as reasonably detailed calculations and vesting schedule with respect to the components and subcomponents thereof, and the number of Company Shares subject to each other warrant, award, convertible security or any other right to subscribe for Company Ordinary Shares held by each holder thereof, and (b) the number of Holdco Shares that each Company Shareholder or holder of any other option, warrant, award, convertible security or any other right to subscribe for Company Ordinary Shares is entitled to receive as a result of Company Share Exchange (including after giving effect to the exercise of any Company Issuance Rights in connection with the Company Share Exchange) and (c) the Earnout Pro Rata Share allocated to each Company Shareholder, Eligible Optionholder or holder of Company Issuance Right, as the case may be, as well as reasonably detailed calculations with respect to the component and subcomponents thereof, and (d) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b) and (c) are, and will be as of immediately prior to the Effective Date, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws and, in the case of the Company Equity Awards, a Company Equity Incentive Plan and any applicable grant or similar agreement with respect to any such Company Equity Award. The Company will review any comments to the Allocation Schedule provided by FLAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by FLAC or any of its Representatives prior to the issuance of any Holdco Shares. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of Holdco Shares that each Company Shareholder or holder of other Equity Securities (including a holder of Company Issuance Rights) will have a right to receive pursuant to Section 2.1(b) will be (A) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than five-tenths (0.5) of a Holdco Share and (B) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a Holdco Share.

Section 2.6 Treatment of Company Equity Awards.

(a) Prior to the Company Share Exchange, with effect as of immediately following the Company Share Exchange, the Company shall amend the Company Equity Incentive Plans in respect of each Company

Optionholder effective as of the Company Share Exchange as follows: (i) no further Company Options will be issued under any Company Equity Incentive Plans on or after the Effective Date; (ii) existing Company Options will remain outstanding and, to the extent unvested, shall continue to vest in accordance with the applicable Company Option Subscription Agreement; and (iii) except as otherwise set forth in this Agreement, settlement of any award upon exercise of Company Options shall be made in Holdco Shares. The Company shall use commercially reasonably efforts to obtain the approval of such amendments by each Company Optionholder to the extent required by Law and the terms of the Company Equity Incentive Plans or Company Option Subscription Agreement, provided that if the approval of any Company Optionholder is not obtained, the Company Options held by such holder shall remain subject to the terms of the applicable Company Equity Incentive Plans and Company Option Subscription Agreement and the Governing Documents of the Company as amended from time to time. Upon effectiveness of the foregoing amendments, the number of Holdco Shares that are deliverable upon exercise of a Company Option (each, a “Rollover Company Option”) shall be equal to (A) the number of Company Shares subject to such Company Option immediately prior to the Company Share Exchange, multiplied by (B) the Company Ordinary Share Value at an exercise price per Holdco Share equal to (x) the exercise price per Company Ordinary Share of such Company Option immediately prior to the Effective Date, divided by (y) the Company Ordinary Share Value. Each Rollover Company Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Company Option immediately prior to the Company Share Exchange, as amended pursuant to this Section 2.6. In the case of any Company Optionholders who are U.S. taxpayers, such conversion shall occur in a manner intended to comply with the requirements of Sections 409A and 424 of the Code.

(b) Prior to the Closing, the Parties shall cooperate in good faith in order to finalize and agree any necessary amendment to the Governing Documents of the Company and the terms and conditions of the Company Equity Incentive Plans, and shall take all such other reasonably necessary or reasonably appropriate actions to cause Holdco Shares to be delivered upon exercise of Rollover Company Options, or otherwise to give effect to the provisions of this Agreement.

Section 2.7 Earnout.

(a) Following the Closing, promptly (but in any event no later than ten (10) Business Days) after the occurrence of the Triggering Event, Holdco shall issue or cause to be issued to the Holdco Shareholders and Eligible Optionholders as of immediately prior to the Effective Date (after giving effect to the issuance of any Holdco Shares as a result of the exercise of any Company Issuance Rights in connection with the Company Share Exchange) their respective Earnout Pro Rata Share of the Earnout Shares. For the avoidance of doubt, the Triggering Event shall only occur once, if at all.

(b) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 2.7 in respect of Rollover Company Options shall (i) be issued to the relevant Eligible Optionholder only if such Eligible Optionholder continues to provide services (whether as an employee, director or individual independent contractor) to Holdco or one of its Subsidiaries through the date of the occurrence of the Triggering Event that causes such Earnout Shares to become issuable, and (ii) take the form of restricted stock units issued under the Holdco Equity Incentive Plan (“Earnout RSUs”) and pursuant to Holdco’s form of restricted stock unit grant agreement. The Earnout RSUs shall be subject to the same vesting schedule as the corresponding Rollover Company Options. Any Earnout Shares that are forfeited as a result of an Eligible Optionholder ceasing to provide services through the date of the occurrence of the Triggering Event shall be reallocated to the other recipients of Earnout Shares in accordance with their respective Earnout Pro Rata Shares.

(c) At all times during the Earnout Period, Holdco shall maintain sufficient Holdco Shares available for issuance under its authorized share capital to permit Holdco to satisfy its issuance obligations set forth in this Section 2.7 and shall exert its reasonable best efforts to take all actions required to increase the number of Holdco Shares available for issuance under its authorized share capital if at any time there shall be insufficient Holdco Shares thereunder to satisfy its issuance obligations set forth in this Section 2.7.

(d) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of the Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person (i) rounded down to the nearest whole number in the event that the fractional Earnout Share that otherwise would be so paid is less than five-tenths (0.5) of an Earnout Share and (ii) rounded up to the nearest whole number in the event that the fractional Earnout Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Earnout Share.

(e) Following the Closing but during the Earnout Period, if (i) Holdco is purchased or acquired pursuant to a Change of Control Transaction and (ii) such Change of Control Transaction occurs at any time after Positive Phase 3 Data has been achieved with respect to the Company’s BROADWAY trial of obicetrapib (protocol number: TA-8995-302) but prior to the occurrence of the Triggering Event, then any Earnout Shares that remain unissued as of immediately prior to the consummation of such Change of Control Transaction shall immediately become issuable and the holders of Holdco Shares as of immediately prior to the Effective Date and the Eligible Optionholders as of immediately prior to the Effective Date who continue to provide services (whether as an employee, director or individual independent contractor) to Holdco or one of its Subsidiaries through the date of the Change in Control shall be entitled to receive their respective Earnout Pro Rata Share of such Earnout Shares prior to the consummation of such Change of Control Transaction. Any Earnout Shares shall be issuable to as specified on the Allocation Schedule, subject to any reallocation made pursuant to Section 2.7(b).

Section 2.8 Exchange of Shares.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Commencement Date, Holdco shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent, in a form and substance reasonably acceptable to FLAC, for the purpose of effecting the contribution and transfer of the Merger Claims against the issuance of Holdco Shares as contemplated by Section 2.1(d) on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Holdco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Commencement Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Holdco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, such agreement to be in a form and substance reasonably acceptable to FLAC.

(b) Exchange Fund. On the Closing Commencement Date (and after the Effective Date), Holdco shall deliver to the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of Holdco Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable Holdco Shares to be issued to the holders of the Merger Claims pursuant to a Dutch deed of issue entered into between Holdco and the Exchange Agent and this Agreement (the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver that portion of the Merger Consideration consisting of Holdco Shares out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 2.8, the Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures. After the Effective Date, and as promptly as practicable after the surrender to the Exchange Agent of the book-entry shares representing the Relevant FLAC Shares held by such holder for cancellation, and such other documents as may reasonably be required by the Exchange Agent, each holder of Relevant FLAC Shares shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the applicable number of Holdco Shares and each Relevant FLAC Share held immediately prior to the Effective Date shall forthwith be cancelled.

(d) Distributions with Respect to Unexchanged FLAC Shares. No dividends or other distributions declared or made after the Effective Date with respect to the Holdco Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered book-entry shares representing Relevant FLAC Shares until such book-entry shares are surrendered for exchange in accordance with this Section 2.8. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such book-entry shares, Holdco shall pay or cause to be paid to the holder of the book-entry shares representing Relevant FLAC Shares without interest, (i) promptly, but in any event no later than five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Date and theretofore paid with respect to the Holdco Shares to which a holder of Relevant FLAC Shares would be entitled pursuant to Section 2.1(d)(iv), and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Date but prior to surrender and a payment date occurring after surrender, payable with respect to the Holdco Shares to which a holder of Relevant FLAC Shares would be entitled pursuant to Section 2.1(d)(iv).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one (1) year after the Effective Date shall be delivered to Holdco for no consideration, and any holders of Relevant FLAC Shares who have not theretofore surrendered to the Exchange Agent their book-entry shares representing the Relevant FLAC Shares held by such holder for cancellation in accordance with this Section 2.8 shall thereafter look only to Holdco for the applicable consideration for the Merger. Any portion of the Exchange Fund remaining unclaimed by holders of Relevant FLAC Shares, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, FLAC, Holdco, the Surviving Company or any of their respective Affiliates shall be liable to any holder of FLAC Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.8.

(g) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Shares will be issued, and the number of Holdco Shares each holder of FLAC Shares or Company Shares, as applicable, is entitled to receive pursuant to Section 2.1 will be (i) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than five-tenths (0.5) of a Holdco Share and (ii) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a Holdco Share.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to FLAC, in each case, as of the date of this Agreement and as of the Closing Commencement Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the legal form, jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), registered seat, registration details, business address and share capital. Section 3.1(a) of the Company Disclosure

Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its respective portion of the Business as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register or with any other competent authority in respect of any Group Company that have not yet been registered.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to FLAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreements. The Company Shareholders Agreement and all rights, claims and Liabilities thereunder will terminate upon consummation of the Company Share Exchange.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price and (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued and all of the outstanding Company Shares are fully paid and non-assessable (meaning that the holders of the Company Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Company Shares). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person under the Governing Documents of the Company or any other Contract to which the Company is a party or bound or applicable Laws and (3) have been offered, sold and issued in compliance with Securities Laws. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules and except for the Company Issuance Rights, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company Equity Incentive Plans are the only equity incentive plans maintained by the Company and all outstanding option, restricted stock and similar awards have been granted under the Company Equity Incentive Plans.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement or the Company’s Governing Documents). Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except for the Subscription Agreements, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company to which the Company or any Subsidiary is a party.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person other than a Group Company or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture other than a Group Company.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g) Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Incentive Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

(h) As of the Closing, (i) the authorized share capital of Holdco will consist only of Holdco Shares, par value EUR 0.12 per share, and (ii) all of the issued and outstanding Holdco Shares when issued in accordance with the terms hereof (A) will be duly authorized, validly issued, fully paid and nonassessable (meaning that the holders of the Holdco Shares will not by reason of merely being such a holder, be subject to assessment or calls by Holdco or its creditors for further payment on such Holdco Shares), (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Holdco is a party or bound.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Required Company Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Enforceability Exceptions”)). On or prior to the date of this Agreement, the Company Board has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of the Company, its business and the Company’s stakeholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon with the Required Company Shareholder Approval. Other than the Required Company Shareholder Approval and the entry into a Dutch Deed of Issue Company Share Exchange by each Company Shareholder in connection with the Company Share Exchange, no other corporate action or vote is required under applicable Law, the Governing Documents of the Company or the Company Shareholders Agreements, on the part of the Company or any Company Shareholders, to enter into this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to FLAC a true and complete copy of (i) the audited consolidated statements of financial position of the Current Companies as of December 31, 2020 and 2021 and the related audited consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for the 12-month periods then ended and (ii) the audited consolidated statements of financial position of the Current Companies as of December, 31, 2020 and December 31, 2021 (the “Latest Balance Sheet Date”) and the related audited consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for each of the years then ended (clauses (i) and (ii), collectively, the “Company Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Company Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Current Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) in the case of clause (i), were audited in accordance with the standards of IFRS and contain an unqualified report of the Company’s auditors (other than the qualification related to the Company’s recurring losses from operations and net capital deficiency that raise substantial doubt about its ability to continue as a going concern). When the Closing Financial Statements (including the notes thereto) are delivered following the date of this Agreement in accordance with Section 5.17, each Closing Financial Statement shall (1) be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (2) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (3) have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (4) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b) No Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS, except (i) as reflected on the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) Since January 1, 2020, to the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company (or any Group Company) with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement and, along with the Holdco Warrants, to be listed on Nasdaq, (iii) such filings and approvals required in connection with the Domestication, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) the Required Holdco Shareholder Approval, (vi) filings under any Antitrust Laws or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) will (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business, except where the failure to obtain or hold such Permit would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. Each Group Company is, and (where applicable) has been, in all material respects fulfilling and performing its obligations under each of the Material Permits held by it or to which it is bound.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on

Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract (including any such Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets, in each case which is material to the Business);

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, to operate any asset or assets or that would so limit or purport to limit, in any material respect, the operations of Holdco or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Holdco or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the Contract;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than any other Group Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person other than a Group Company;

(ix) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $150,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xii) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii) any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv) any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xv) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of any material assets or material business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $2,000,000 in the aggregate after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Holdco or any of its Affiliates after the Closing); and

(xvii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the Contract and, in each case, that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, are not in material breach of, or default under, any Material Contract. As of the date of this Agreement, no written notice of termination has been received by the Company with respect to any Material Contract, and to the knowledge of the Company, none of the other parties to any Material Contract has indicated to a Group Company that it intends to terminate the Material Contract or to terminate or reduce its business dealings with a Group Company.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, each Group Company has conducted its business in the ordinary course in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19).

Section 3.9 Business Activities.

(a) To the knowledge of the Company, none of the Group Companies’ actions or inactions prior to the date of this Agreement and since January 1, 2020 in response to COVID-19: (i) has resulted in any Group Company experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Company Material Adverse Effect.

(b) Each of Holdco and Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.

Section 3.10 Litigation. As of the date of this Agreement there is, and since October 17, 2019, there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.11 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.12 Employee Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, whether it is a Foreign Employee Benefit Plan). With respect to each material Employee Benefit Plan, the Group Companies have provided FLAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) Each Employee Benefit Plan has been established and administered in all material respects in accordance with applicable Laws and with its terms. No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program. All material payments or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law, except as would result in a material liability to the Company.

(c) No Group Company nor any ERISA Affiliate has since the incorporation of the Company, contributed to, been required to contribute to or has any Liability (including on account of an ERISA Affiliate) with respect to or under (whether contingent or otherwise): (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA Section 412 of the Code or Section 302 of ERISA; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code. No Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Laws and for which the recipient pays the full cost of coverage and no Group Company has ever promised to provide such benefits. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the IRS with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a volume submitter or prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification or require corrective action to the IRS or EPCRS to maintain such qualification. Since the incorporation of the Company, none of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(e) No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan and, to the knowledge of the Company, there is no reasonable basis for any such Proceeding.

(f) Except as required by applicable Law, no Group Company has announced its intention, in any material respect, to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan.

(h) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(i) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(j) Any transfer of property to a current or former employee who is a U.S. taxpayer which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is, to the Company’s knowledge, covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(k) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each applicable Governmental Entity. No Foreign Benefit Plan is a

“defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material payments and contributions required to have been made by or on behalf of the Group Companies with respect to all Foreign Benefit Plans either have been timely made or have been accrued in all material respects in accordance with the terms of the applicable Foreign Benefit Plan and applicable Law, including plans or arrangements maintained or sponsored by a Governmental Entity.

Section 3.13 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) Each Group Company is (and where still relevant, since the incorporation of the Company, was) in compliance with all applicable material Environmental Laws (including whether applicable to its operations and the use or condition of any real property currently or formerly owned or leased, including the Leased Real Property.

(b) None of the Group Companies has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation or remediation requirement in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(c) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(d) The Group Companies have not manufactured, released, treated, stored, disposed of, arranged for disposal of, transported or handled, or to the knowledge of the Company, contaminated, or exposed, any Person or any real property currently or formerly owned or leased (including the Leased Real Property) to, any Hazardous Substances.

(e) To the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls or any other condition or contamination at or on any material real property currently or formerly owned or leased (including the material Leased Real Property) by a Group Company that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Laws.

(f) The Group Companies have made available to FLAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all (i) Company Registered Intellectual Property and (ii) material unregistered Marks owned by any Group Company. Section 3.14(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) deadlines due prior to December 31, 2022 and (E) whether such Company Registered Intellectual Property is subject to any Contract or other present or contingent material obligation as a result of any funding or support from, or any arrangement with, any Governmental Entity, nonprofit organization or educational institution. The Group Companies have no material in-licensed Intellectual Property Rights.

(b) As of the date of this Agreement, to the Company’s knowledge, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been submitted to the relevant intellectual property office, Governmental Entity or Internet domain name registrar to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, as of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, cancellation or similar administrative proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, (i) no such material Proceedings are threatened by any Governmental Entity or any other Person and (ii) as of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to give rise to any such material Proceeding.

(c) A Group Company exclusively owns, as indicated in Section 3.14(a) of the Company Disclosure Schedules, all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Registered Intellectual Property, each inventor on the Patent has assigned their rights in writing to a Group Company or to an assignor to a Group Company and such assignments have been or shall be, upon Closing, recorded with the United States Patent and Trademark Office or relevant foreign intellectual property office, as applicable. Except as set forth on Section 3.14(c) of the Company Disclosure Schedules, no Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property used in the Business as currently conducted to any other Person. Section 3.14(c) of the Company Disclosure Schedules sets forth a list of all current Company Owned Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than non-disclosure agreements and nonexclusive licenses granted in the ordinary course of business to vendors or suppliers of any Group Company, including any contract research organizations or contract manufacturing organizations.

(d) To the knowledge of the Company, (i) the Company Owned Intellectual Property constitute all of the material Intellectual Property used in or necessary for the operation of the Group Companies’ respective businesses as currently conducted and presently proposed to be conducted as of the date of this Agreement, and (ii) all Company Owned Intellectual Property will survive the consummation of the Transactions, in each case, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect thereto; provided, however, that the Group Companies’ rights in owned Patents and Patent applications may be subject to ordinary course modifications, cancellations, terminations, suspensions of, accelerations of rights, obligations or payments by the Company in the ordinary course of prosecution in the United States Patent and Trademark Office or a foreign Patent office in a manner consistent with past practices.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Schedules, the Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable (except for applications for Registered Intellectual Property that have not issued). To the Company’s knowledge, all of the Group Companies’ rights in and to Company Registered Intellectual Property and Company Owned Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued). No representation or warranty in this Section 3.14(e) shall apply to infringement of any Intellectual Property Rights.

(f) Each Group Company’s current and, to the Company’s knowledge, former, employees, consultants, advisors and independent contractors, in each case who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have entered into a valid and enforceable written Contract whereby such Person has (i) agreed to maintain and protect the confidential information of all Group Companies, and (ii) assigned to such Group Company all such Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with such Group Company.

(g) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information included in the Company Owned Intellectual Property. Without limiting the foregoing, to the Company’s knowledge, each Group Company has not disclosed or made available any trade secrets, know-how or confidential information material to the Business to any other Person other than pursuant to a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information included in the Company Owned Intellectual Property.

(h) None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any Company Product made, used, marketed, licensed, provided, sold, offered for sale, distributed, imported or otherwise exploited by the Group Companies infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material liability or disruption to the Business.

(j) As of the date of this Agreement, there is not and, to the knowledge of the Company, there has not been any material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any material Company Owned Intellectual Property or (iii) pertaining to an unsolicited offer or demand for any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the Business.

(k) To the Company’s knowledge, no Person is infringing misappropriating, misusing, diluting or violating, or has infringed, misappropriated, misused, diluted or violated, any Company Owned Intellectual Property in any material respect. No Group Company is currently investigating or has made any written claim or filed any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property, or has invited any Person to take a license under any Company Owned Intellectual Property.

(l) Section 3.14(l) of the Company Disclosure Schedules sets forth all material Public Software that is incorporated or embedded in, or linked to, any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. The Group Companies are in material compliance with all licenses governing such Public Software. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed or made available for remote access outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company

Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to materially and adversely affect the value, use, enforceability, or the Group Company’s ownership rights in any Company Owned Intellectual Property.

Section 3.15 Labor Matters.

(a) Section 3.15(a) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) whether classified as exempt or non-exempt for wage and hour purposes; (ii) whether paid on a salary, hourly or commission basis; (iii) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (iv) bonus and commission potential; (v) date of hire; (vi) work location; (vii) the entity that employs the individual; and (viii) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the Transactions.

(b) Section 3.15(b) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of all Contingent Workers of each Group Company as of the date of this Agreement, setting forth for each such individual: (i) a description of his, her, or its services rendered, (ii) the start date of the engagement, (iii) the applicable notice period, (iv) the service fee and compensation (including bonus entitlements) granted to the individual Contingent Worker, and (v) the primary location (e.g., U.S. state) from which services are performed.

(c) To the Company’s knowledge, none of the Contingent Workers has claimed an employment relationship and no third parties have claimed the reclassification of the contractual relationship between any Contingent Worker and any Group Company.

(d) To the Company’s knowledge, none of the Group Companies engages Contingent Workers who have been hired through third parties that are being or should have been treated for Tax purposes as employees of the Group Companies.

(e) None of the Group Companies provided a proposal, assurance or commitment to any employee or Contingent Worker regarding any change to his/her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any structural or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(f) None of the Group Companies has established, nor is in the process of establishing a works council or other co-determination body, nor has a legal or contractual obligation to do so and no employee, trade union or other party has requested the establishment of any such body.

(g) Each Group Company currently classifies and has classified for the past three (3) years each of its employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and applicable state, provincial, local and foreign wage and hour Laws, and is and has been otherwise in compliance in all material respects with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the past three (3) years, as Contingent Workers (as distinguished from employees) in compliance in all material respects with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(h) Each Group Company is, and since the incorporation of the Company has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(i) Since the incorporation of the Company, (i) no Group Company (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) each Group Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(j) Since the incorporation of the Company, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN.

(k) No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the past three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(l) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related COVID-19 Measure. Except as would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, each Group Company has complied in all material respects with (i) all applicable employment-related COVID-19 Measures including all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Families First Coronavirus Response Act) and any other applicable COVID-19 related leave Law.

(m) Except as set forth on Section 3.15(m) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company.

(n) Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any Proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of any

Group Company (including those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or Contingent Workers, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or, to the knowledge of the Company, threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(o) Except as set forth on Section 3.15(o) of the Company Disclosure Schedules, each U.S. employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(p) No Group Company reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, nor, to the Company’s knowledge, are there any such allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would reasonably be expected to bring material economic harm to the Group Companies.

(q) No Group Company (i) is subject to any affirmative action obligations under any Law, including Executive Order 11246, or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

(r) There are no outstanding assessments, payments of damages, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to FLAC. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.17 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Group Companies for periods (or portions of periods) through the date of such statements in accordance with the requirements of IFRS.

(b) Each Group Company has (i) timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) To the Company’s knowledge, no Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Commencement Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Section 1.6011-4 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company organized outside of the United States is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

(j) Since January 1, 2020, no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(k) No Group Company (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(l) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than in respect of the existing fiscal unities for Dutch tax purposes or one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) Each Group Company is a tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(n) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in its jurisdiction of incorporation.

(o) The Company immediately prior to the Closing will not be treated as an “investment company” within the meaning of Section 351(e) or 368(a)(2)(F) of the Code.

(p) To the knowledge of the Company, (i) no Group Company has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax which can reasonably be considered as such and (ii) none of the Group Companies was required to make any filings to a Tax authority under Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU for any transaction or arrangement to which the Company is a party.

(q) No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or are related to any act or omission of FLAC or any of its Affiliates occurring after the date hereof and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r) Notwithstanding anything to the contrary in this Agreement, no Group Company makes any representations as to the amount of, or the limitations on the use after the Closing, of any net operating losses, capital losses, deductions, Tax credits and similar items of the Group Companies.

Section 3.18 Brokers. Except for fees due to the Persons whose names are set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to FLAC true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 3.18 of the Company Disclosure Schedules.

Section 3.19 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord (or sub-tenant or sub-landlord) as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to FLAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Enforceability Exceptions). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification of or acceleration of rent under any Real Property Lease. No Group Company has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has a Group Company assigned its interest under any Real Property Lease to any third party, in each case, in any material respects. The Leased Real Property constitutes all of the material real property used or occupied by the Company in connection with the conduct of the Business.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Company Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. Such assets and properties are free and clear of any Liens (other than Permitted Liens or Liens that do not materially and adversely affect the operation of the Business).

(d) Tangible Assets. The material tangible assets owned, leased or otherwise used by a Group Company are in good condition (except for ordinary wear and tear).

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth (a) all Contracts between (x) any Group Company, on the one hand, and (y) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including in each of the foregoing cases any adoptive relationships) of the foregoing Persons, on the other hand (each Person identified in this clause (y), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts related solely to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company entered into in the ordinary course of business, (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b) and (iv) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement; and (b) all Contracts that, following the Closing, would be required to be disclosed in FLAC’s filings with the SEC as a “related party transaction” under Federal Securities Laws. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, interests and other matters that are required to be set forth on Section 3.20 of the Company Disclosure Schedules are referred to herein as “Company Related Party Transactions.”

Section 3.21 Data Privacy and Security.

(a) Each Group Company complies, and has at all times since the incorporation of the Company complied in all material respects with all: (i) applicable Privacy Laws; (ii) privacy and data security policies and procedures adopted by the Group Company and applicable contractual obligations relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data; and (iii) to the extent applicable, Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands (the items described in the foregoing clauses (i) (ii), and (iii), collectively, the “Privacy Requirements”). The Group Companies have not supplied or provided access to Personal Data Processed by them to a third party for remuneration or other consideration in violation of Privacy Requirements.

(b) No Group Company has received written notice, or to the Company’s knowledge, any other notice, of any pending Proceedings, nor has there been any Proceedings since the incorporation of the Company against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity that, in each case of clauses (i) to (iv), allege that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements or that relate to any data security incidents, ransomware incidents, or violations of any Privacy Requirements and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis of any such Proceeding.

(c) Each Group Company has taken reasonable organizational, physical, administrative, and technical measures consistent with standards prudent in the industry in which the Group Company operates to protect all Personal Data and all other data used in the conduct of the business that is owned, controlled, or stored by each Group Company from and against data security incidents or, in the case of Personal Data, other misuse. Each Group Company has implemented reasonable procedures to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(d) In connection with each third-party servicing, outsourcing, Processing, or otherwise using Personal Data collected, held, or Processed by or on behalf of the Group Companies, the applicable Group Company has obligated any such third party to comply with applicable Privacy Laws with respect to Personal Data and take appropriate steps to protect and secure Personal Data from data security incidents, in each case to the extent required under Privacy Requirements and except as would not have a Company Material Adverse Effect.

(e) Since the incorporation of the Company, each Group Company has implemented and maintained, consistent with practices reasonable in the industry in which the Group Companies operate, security measures to protect the Company IT Systems used by any Group Company to store, Process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification except as would not have a Company Material Adverse Effect. To the Company’s knowledge, none of the Company IT Systems contain any Malicious Code that materially disrupt or materially adversely affect the functionality of any Company IT Systems or Company Products.

(f) Since the incorporation of the Company and to the Company’s knowledge (i) there has been no unauthorized Processing of Personal Data in the possession or control of any Group Company or, any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security of any Company IT Systems.

(g) The consummation of any of the Transactions will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria), to the extent in violation of Sanctions and Export Control Laws.

(b) Since the incorporation of the Company, none of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees, has (i) violated or has caused the Company or any of the Group Companies to be in violation of any applicable Anti-Corruption Law, or (ii) made, offered, promised, paid or received any unlawful bribes, kickbacks or improper payments, to any official or employee of any Governmental Entity, or to any domestic or foreign political party or candidate for political office, in violation of Law or for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law.

(c) Since the incorporation of the Company, none of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any applicable Anti-Corruption Law.

(d) Since the incorporation of the Company, the Company has complied with all applicable Anti-Corruption Laws.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies prior to the Closing expressly for inclusion in the Registration Statement / Proxy Statement, and actually included in the Registration Statement / Proxy Statement, will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FLAC Holders or at the time of the FLAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of FLAC and (ii) it has been furnished with or given access to such documents and information about FLAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party and no other representations or warranties of FLAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party, neither FLAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 Regulatory Compliance.

(a) Section 3.25(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and, to the Company’s knowledge, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the

Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b) There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws, and to the Company’s knowledge, no such Proceedings have been threatened. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c) All Company Products are being, whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed in compliance in all material respects with the Public Health Laws.

(d) To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Public Health Laws, including those of the FDA and any comparable Governmental Entity. The Company has not received any written or, to the Company’s knowledge, oral notice that the FDA or any other Governmental Entity has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies and clinical trials conducted by or on behalf of the Company or involving any Company Products.

(e) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, is undergoing or has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f) Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of research, development, testing, clinical investigation, manufacturing, distributing or other activity of any Company Product, in either case ((i) or (ii)), except as would not have a Company Material Adverse Effect. To the Company’s knowledge, there are no pending or threatened Proceedings against the Group Companies in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product.

(g) Except as would not have a Company Material Adverse Effect, none of the Group Companies nor, to the Company’s knowledge, any of the Company’s equityholders with five percent (5%) or greater interest, nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or Proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative Proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and, to the Company’s knowledge, no such enforcement, regulatory or administrative Proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Group Companies nor, to the Company’s knowledge, any of their officers, directors, employees, agents or contractors have received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) The Group Companies and, to the Company’s knowledge, their employees, are and have been, since the incorporation of the Company, in compliance in all material respects with all Healthcare Laws and Public Health Laws.

(j) To the knowledge of the Company, no officer or other employee or agent of any Group Company has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(k) There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products.

Section 3.26 Investment Company Act. None of the Group Companies are an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act.

Section 3.27 PIPE Financing.

(a) Holdco has delivered to the Company true and complete copies of the Subscription Agreements. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Holdco and any PIPE Investor relating to the PIPE Financing.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by Holdco with any PIPE Investor in respect of its portion of the PIPE Financing Amount.

Section 3.28 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FLAC OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF HOLDCO, THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND HOLDCO AND THE COMPANY EXPRESSLY DISCLAIMS, AND FLAC HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO FLAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY FLAC OR ANY FLAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY FLAC OR ANY FLAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO FLAC

Subject to Section 8.8, except as set forth (a) on the FLAC Disclosure Schedules or (b) in any FLAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in any such FLAC SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.6, Section 4.7, Section 4.8, Section 4.10, Section 4.12, Section 4.13(c) or Section 4.15), FLAC hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Commencement Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:

Section 4.1 Organization and Qualification. FLAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

Section 4.2 Authority.

(a) FLAC has the requisite exempted company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the FLAC Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, the execution and delivery of this Agreement, the Ancillary Documents to which FLAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of FLAC. This Agreement and each Ancillary Document to which FLAC is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by FLAC and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of FLAC (assuming that this Agreement and the Ancillary Documents to which FLAC is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against FLAC in accordance with its terms (subject to the Enforceability Exceptions).

(b) On or prior to the date of this Agreement, (i) the FLAC Financial Advisor has delivered its opinion (and, if it is in writing, has provided a true, complete and correct copy of such opinion to the FLAC Board dated as of the date thereof) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Aggregate Share Consideration to be issued by Holdco pursuant to this Agreement is fair, from a financial point of view, to the unaffiliated holders (i.e., excluding directors, officers and Affiliates of FLAC and the Sponsor) of Relevant FLAC Shares; and (ii) the FLAC Board has duly and unanimously adopted resolutions (A) determining that this Agreement and the Transactions are advisable and fair to, and in the best interest of, FLAC and the holders of FLAC Shares, (B) approving the execution, delivery and performance by FLAC of this Agreement and the consummation of the Transactions and (C) resolving to recommend the approval of this Agreement and the Transactions by the holders of FLAC Shares entitled to vote thereon.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of FLAC with respect to FLAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement and, along with the Holdco Warrants, to be listed on Nasdaq, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) such filings and approvals required in connection with the Domestication, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (vii) the Required FLAC Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a FLAC Material Adverse Effect.

(b) Neither the execution, delivery or performance by FLAC of this Agreement nor the Ancillary Documents to which FLAC is or will be a party nor the consummation by FLAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) will (i) result in any breach of any provision of the Governing Documents of FLAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which FLAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which FLAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of FLAC, except, in the case of clauses (ii) through (iv) above, as would not have a FLAC Material Adverse Effect.

Section 4.4 Brokers. Except for fees due to the Persons whose names are set forth on Section 4.4 of the FLAC Disclosure Schedules (which fees shall be the sole responsibility of FLAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of FLAC for which FLAC has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of FLAC prior to Closing expressly for inclusion in the Registration Statement / Proxy Statement, and actually included in the Registration Statement / Proxy Statement, will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FLAC Holders or at the time of the FLAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of FLAC.

(a) Section 4.6(a) of the FLAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding FLAC Shares and the FLAC Warrants. All outstanding Equity Securities of FLAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of FLAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of FLAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except for the FLAC Warrants and the FLAC Class B Shares, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require FLAC, and, except as expressly contemplated by this Agreement or the Ancillary Documents, or as mutually agreed in writing by the Company and FLAC, there is no obligation of FLAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of FLAC.

(c) Section 4.6(c) of the FLAC Disclosure Schedules sets forth a list of all Indebtedness of FLAC as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.7 SEC Filings. FLAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (“IPO”) (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “FLAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement to be filed by Holdco, the “Additional FLAC SEC Reports”). Each of the FLAC SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, complied with, and each of the Additional FLAC SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act) applicable to the FLAC SEC Reports or the Additional FLAC SEC Reports (for purposes of the Additional FLAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). As of their respective dates of filing, the FLAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional FLAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the FLAC SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, FLAC has an amount in cash in the Trust Account equal to at least $138,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated December 8, 2020 (the “Trust Agreement”), between FLAC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the FLAC SEC Reports to be inaccurate in any material respect or, to FLAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) in respect of a FLAC Shareholder Redemption or (iii) if FLAC fails to complete a FLAC Business Combination within the allotted time period set forth in the Governing Documents of FLAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, FLAC (in limited amounts to permit FLAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of FLAC) and then the Pre-Closing FLAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of FLAC and the Trust Agreement. FLAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of FLAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since December 8, 2020, FLAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account to the extent permitted by the Trust Agreement). Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) in respect of a FLAC Shareholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, FLAC shall have no further obligation under either the Trust Agreement or the Governing Documents of FLAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the FLAC Disclosure Schedules sets forth all Contracts between (a) FLAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either FLAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “FLAC Related Party”), other than (i) Contracts solely related to a FLAC Related Party’s or a holder of FLAC Warrants’ status as a holder of FLAC Shares or FLAC Warrants, as applicable, in the ordinary course of business, (ii) employment with, or the provision of services to, FLAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (iii) Contracts with respect to Pre-Closing FLAC Holders and (iv) the Ancillary Documents and any other Contracts that FLAC or a FLAC Related Party is expressly required to enter into pursuant to this Agreement. No FLAC Related Party (A) owns any interest in any material asset used in the business of FLAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of FLAC or (C) owes any material amount to, or is owed material any amount by, FLAC. All Contracts, interests and other matters that are required to be set forth on Section 4.9 of the FLAC Disclosure Schedules are referred to herein as “FLAC Related Party Transactions.”

Section 4.10 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to FLAC’s knowledge, threatened against or involving FLAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to FLAC. Neither FLAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by FLAC pending against any other Person.

Section 4.11 Compliance with Applicable Law. FLAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a FLAC Material Adverse Effect. Except as would not be material to FLAC, without limiting the foregoing, FLAC has not violated or, to FLAC’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “FLAC” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) Anti-Corruption Laws; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12 Business Activities. Since its incorporation, FLAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) in connection with its IPO, (iii) directed toward the accomplishment of a FLAC Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iv) that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in FLAC’s Governing Documents, there is no Contract binding upon FLAC or to which FLAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of FLAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) FLAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of FLAC’s financial reporting and the preparation of the FLAC Financial Statements for external purposes in accordance with GAAP and (ii) FLAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FLAC is made known to FLAC’s principal executive officer and principal financial officer by others within FLAC.

(b) FLAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its incorporation, FLAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding (i) FLAC Units, (ii) FLAC Class A Shares and (iii) FLAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of FLAC, threatened against FLAC by Nasdaq or the SEC with respect to any intention by such entity to deregister FLAC Units, FLAC Class A Shares or FLAC Warrants or prohibit or terminate the listing of such units, FLAC Class A Shares or FLAC Warrants on Nasdaq. FLAC has not taken any action that is designed to terminate the registration of FLAC Units, FLAC Class A Shares or FLAC Warrants under the Exchange Act.

(d) FLAC’s audited balance sheets as of October 7, 2020, December 31, 2020 and December 31, 2021 and the related audited statements of operations, changes in shareholders’ deficit and cash flows of FLAC for the period from October 7, 2020 to October 7, 2020, the period from October 7, 2020 through December 31, 2020 and the year ended December 31, 2021 (the “FLAC Financial Statements”) (i) fairly present in all material respects the financial position of FLAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited FLAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) The unaudited consolidated balance sheets of FLAC as of March 31, 2022 and March 31, 2021, June 30, 2022 and June 30, 2021, and the related unaudited statements of operations, changes in shareholders’ deficit and cash flows of FLAC for each of the three-month and six-month periods then ended and the related notes thereto, when delivered following the date of this Agreement in accordance with Section 5.17 (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the FLAC as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(f) FLAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for FLAC’s and its Subsidiaries’ assets. FLAC maintains and, for all periods covered by the FLAC Financial Statements, has maintained books and records of FLAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FLAC in all material respects.

(g) Since its incorporation, FLAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of FLAC to FLAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of FLAC to FLAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of FLAC who have a significant role in the internal controls over financial reporting of FLAC.

Section 4.14 No Undisclosed Liabilities. FLAC does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice, except for the Liabilities (a) set forth on Section 4.14 of the FLAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (c) that are incurred in connection with or incident or related to FLAC’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature or (e) set forth or disclosed in the FLAC Financial Statements included in the FLAC SEC Reports.

Section 4.15 Tax Matters.

(a) FLAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and FLAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. The FLAC Financial Statements reflect all Liabilities for unpaid Taxes of FLAC for periods (or portions of periods) through the date of such statements in accordance with the requirements of GAAP.

(b) FLAC has (i) timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) To the knowledge of FLAC, FLAC is not currently the subject of a Tax audit or examination with respect to material Taxes. FLAC has not been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) FLAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to FLAC which agreement or ruling would be effective after the Closing Commencement Date.

(f) FLAC is not, and has not, been a party to any “listed transaction” as defined in Section 6707A of the Code and Section 1.6011-4 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(g) During the two (2)-year period ending on the date of this Agreement, FLAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(h) There are no Liens for Taxes on any assets of FLAC other than Permitted Liens.

(i) FLAC is not treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

(j) FLAC (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k) Since January 1, 2020, no written claims have been made by any Governmental Entity in a jurisdiction where FLAC does not file Tax Returns that FLAC is or may be subject to taxation by that jurisdiction.

(l) FLAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and FLAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) FLAC is a tax resident only in its jurisdiction of formation.

(n) FLAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than its jurisdiction of incorporation.

(o) FLAC immediately prior to the Closing will not be treated as an “investment company” within the meaning of Sections 351(e) and 368(a)(2)(F) of the Code.

(p) FLAC has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of FLAC, no facts or circumstances exist, other than any facts or circumstances to the extent that such fact or circumstances exist or arise as a result of or are related to any act or omission by a Group Company or a Company Shareholder or any of their respective Affiliates after the date hereof and in each case not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) FLAC, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, FLAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and FLAC, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company, Holdco nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since FLAC’s incorporation, neither FLAC, its directors and officers, nor, to FLAC’s knowledge, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself or has, since FLAC’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since FLAC’s incorporation, neither FLAC, its directors and officers, nor, to FLAC’s knowledge, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF FLAC, ANY FLAC NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND FLAC EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF FLAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF FLAC BY OR ON BEHALF OF THE MANAGEMENT OF FLAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF FLAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF FLAC, ANY FLAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1 of the Company Disclosure Schedules, or as consented to in writing by FLAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and in accordance with all applicable Law and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and to maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and to keep available the services of the Group Companies’ present officers.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1 of the Company Disclosure Schedules or as consented to in writing by FLAC (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(iii), Section 5.1(b)(ix) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(ix)) Section 5.1(b)(xiv) or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any Equity Securities, material assets or other materials rights of any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreements;

(v) other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business; (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate or (C) non-exclusive licenses entered in the ordinary course of business;

(vi) other than the issuance of shares of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Incentive Plan and the underlying grant, award or similar agreement or the issuance of Company Options covering up to 140,164 Company Ordinary Shares under the applicable Company Equity Incentive Plan, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vii) incur, create or assume any Indebtedness, other than (A) ordinary course trade payables or (B) Indebtedness in an aggregate amount not to exceed $2,000,000;

(viii) other than in the ordinary course of business, amend, modify, cancel, or waive any debts held by it;

(ix) other than amendments or modifications of Material Contracts in the ordinary course of business and that, individually or in the aggregate, are not material, (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(x) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, or between any such Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xi) except (x) as required under the terms of any Employee Benefit Plan set forth on Section 3.12(a) of the Company Disclosure Schedules or (y) in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $150,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or Contingent Worker of any Group Company, (D) waive or release any material noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (F) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (G) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company;

(xii) make, change or revoke any entity Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv) change any Group Company’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or IFRS, or (iii) required by such Group Company’s auditors;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvii) make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xviii) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit or any Regulatory Permit;

(xx) create or incur any material Lien (other than Permitted Liens) that is not incurred in the ordinary course of business on any of its assets;

(xxi) enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

(xxii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give FLAC, directly or indirectly, the right to control or direct (a) the operations of the Group Companies prior to the Closing or (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company to be necessary to comply with applicable Law or COVID-19 Measures in effect as of the date of this Agreement (which shall in no event be deemed to constitute a breach of this Section 5.1) or any action taken, or omitted to be taken, by any Group Company to the extent reasonably determined that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, that (i) in the case of clause (b), the Company shall give FLAC prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b)and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to FLAC promptly after such act or omission and (ii) in no event shall clause (b) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xii), Section 5.1(b)(xvii) or Section 5.1(b)(xxii) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (iii) making all such filings with and obtaining all such approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.

(b) Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the Transactions. Each of the Company, on the one hand, and FLAC, on the other, shall bear 50% of the costs incurred in connection with obtaining such Consents, including any filing or similar fees with respect to any Antitrust Laws; provided that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any applicable Antitrust Laws with respect to the Transactions as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Antitrust Laws. FLAC shall promptly inform the Company of any communication between FLAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform FLAC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of FLAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, asset, line of business or facility of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with FLAC’s and the Company’s prior written consent.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FLAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of FLAC) or FLAC (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of FLAC, the Company, or, in the case of the Company, FLAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of FLAC, the Company, or, in the case of the Company, FLAC, the opportunity to attend and participate in such meeting or discussion. The Parties agree to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with judicial proceedings under or relating to any Antitrust Law.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Final Closing Date or termination of this Agreement in accordance with its terms, FLAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of FLAC, FLAC or any of its Representatives (in their capacity as a representative of FLAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group

Company). FLAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of FLAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of FLAC (such consent not to be unreasonably withheld, conditioned or delayed, it being understood to be reasonable for FLAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a full, unconditional and irrevocable release of FLAC and each Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable prior to the Closing by FLAC or any Representative thereof or would otherwise constitute a FLAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against FLAC or (C) contains an admission of wrongdoing or Liability by FLAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall FLAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or in the Ancillary Documents that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to FLAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to FLAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if any Group Company, on the one hand, and FLAC, any FLAC Non-Party Affiliate or any of their Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, FLAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of FLAC (in a manner so as to not interfere with the normal business operations of FLAC). Notwithstanding the foregoing, FLAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which FLAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of FLAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to FLAC under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), FLAC shall use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if FLAC, on the one hand, and any Group Company, any Company Non-Party Affiliate, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that FLAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions prior to the Closing without the prior written consent of the Company and FLAC; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is FLAC, or FLAC, if the disclosing party is the Company, to review such announcement or communication and provide the opportunity to comment thereon, and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4(a) and (iii) to Governmental Entities or other Persons in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and FLAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, FLAC shall file with the SEC a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and FLAC shall consider such comments in good faith. The Company, on the one hand, and FLAC, on the other hand, shall, prior to the Closing, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”), and, on the Final Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Final Closing Date), Holdco and FLAC shall file with the SEC a current report on Form 6-K and Form 8-K, respectively (the “Closing Filing”) with the Closing Press Release, a description of the Closing and the other information required by Securities Laws, which Holdco and FLAC shall have the opportunity to review, comment upon prior to the Closing, and consent to the filing, of the Closing Filing, which shall be mutually agreed upon by the Company and FLAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties agree that the Transactions, including the Company Share Exchange together with the Merger, are undertaken as part of a prearranged integrated plan. The Parties accordingly intend that for U.S. federal income Tax (and applicable U.S. state and local) purposes the Company Share Exchange together with the Merger constitute (A) a Tax-deferred exchange within the meaning of Section 351(a) of the Code and (B) a Tax-deferred exchange that satisfies the exception to Section 367(a)(1) of the Code set forth in the Treasury Regulation Section 1.367(a)-3(b) (together with the treatment of the issuance of the Earnout Shares (other than the Earnout RSUs) under this Section 5.5(a), the “Intended Holdco Exchange Tax Treatment”). The Parties further agree to treat the issuance of the Earnout Shares to the holders of Holdco Shares pursuant to Section 2.7 as complying with Rev. Proc. 84-42, 1984-1 C.B. 521, and the issuance of Earnout Shares shall be effected in accordance with Rev. Proc. 84-42. The Parties shall prepare and file all U.S. Tax Returns consistent with the U.S. Intended Holdco Exchange Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(ii) The Parties intend that for U.S. federal income Tax (and applicable U.S. state and local Tax) purposes the Domestication constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Intended Domestication Tax Treatment”). The Parties shall prepare and file all U.S. Tax Returns consistent with the Intended Domestication Tax Treatment and shall not take any inconsistent position on any U.S. Tax Return, or during the course of any Proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(iii) The Parties intend that for U.S. federal income Tax (and applicable U.S. state and local Tax) purposes (A) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (B) the FLAC Shareholder Redemption be treated as a transaction occurring separately from the “reorganization” described in clause (A) of this paragraph ((A) and (B), collectively the “Intended Merger Tax Treatment,” and together with the Intended Holdco Exchange Tax Treatment and the Intended Domestication Tax Treatment, the “Intended Tax Treatment”). The Parties shall prepare and file all U.S. Tax Returns consistent with the Intended Merger Tax Treatment and shall not take any inconsistent position on any U.S. Tax Return, or during the course of any Proceeding with respect to Taxes, unless either (A) FLAC determines, in consultation with Goodwin Procter LLP (or other nationally recognized Tax counsel), that the Merger does not qualify for the Intended Merger Tax Treatment due to an inability to satisfy the requirements under Treasury Regulations Section 1.368-1(d)(3) or (B) otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(iv) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) in respect of the Transactions. The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(b) Tax Matters Covenants; Tax Cooperation.

(i) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing FLAC Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Holdco’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “GILTI” income under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder.

(ii) Holdco acknowledges that any Pre-Closing FLAC Holder who owns five percent (5%) or more of the shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any Pre-Closing FLAC Holder made following the Final Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such Pre-Closing FLAC Holder such information as it reasonably requests in connection with such Pre-Closing FLAC Holder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Pre-Closing FLAC Holder with the information reasonably requested by such Pre-Closing FLAC Holder for purposes of determining whether there has been a gain “triggering event” under the terms of such Pre-Closing FLAC Holder’s gain recognition agreement.

(iii) Following the Final Closing Date, (A) Holdco shall, or shall cause FLAC to, comply with the Tax reporting obligations of Treasury Regulations 1.368-3 and 1.367(a)-3(c)(6) and (B) Holdco shall not permit FLAC to liquidate or to be treated as liquidating for U.S. federal income Tax purposes.

(iv) Within ninety (90) days after the end of each taxable year of Holdco, Holdco shall (A) determine its status as a PFIC, (B) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a “foreign corporation” within the meaning of Section 7701(a) of the Code, but only if Holdco determines that it was a PFIC for such taxable year and (C) make such PFIC status determinations available to the shareholders of Holdco electronically.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause Holdco and the other Group Companies and instruct and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify FLAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep FLAC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately, and shall cause the other Group Companies and its and their respective Representatives to, cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than FLAC) conducted prior to or as of the date of this Agreement by the Company or any of its Subsidiaries that would reasonably be expected to lead to a Company Acquisition Proposal or the matters described in clause (iv) above, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies in violation of this Section 5.6(a) will be deemed to be a breach of this Section 5.6(a) by the Group Companies.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall not, and shall instruct and use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any FLAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a FLAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a FLAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of FLAC (or any Affiliate or successor of FLAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. FLAC agrees to (A) notify the Company promptly upon receipt of any FLAC Acquisition Proposal by FLAC, and to describe the material terms and conditions of any such FLAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such FLAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. FLAC shall immediately, and shall cause its Representatives to, cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date of this Agreement by FLAC that would reasonably be expected to lead to a FLAC Acquisition Proposal or the matters described in clause (iv) above, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of FLAC or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential FLAC Acquisition Proposal. For clarity, any actions taken by any of the Representatives of FLAC in violation of this Section 5.6(b) will be deemed to be a breach of this Section 5.6(b) by FLAC.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, FLAC, Holdco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Holdco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of FLAC which will be included therein as a prospectus in connection with the registration under the Securities Act of the Holdco Shares to be issued in the Company Share Exchange and in the Merger and which will be used as a proxy statement for the FLAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by FLAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of FLAC, Holdco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of the receipt of any comments of the SEC or its staff (with the Parties reasonably cooperating with each other with respect to a prompt response to any such comments); (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. FLAC, on the one hand, and the Company and Holdco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for including in any other statement, filing, notice or application made by or on behalf of Holdco to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement in order to disclose material information or to make the statements included therein, in the light of the circumstances under which they are made, not misleading, then (i) such Party shall promptly inform, in the case of FLAC, the Company and Holdco, or, in the case of the Company and Holdco, FLAC thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of FLAC, the Company and Holdco, or, in the case of the Company and Holdco, FLAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Holdco shall file such mutually-agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing FLAC Holders. Holdco and the Company shall as promptly as reasonably practicable advise FLAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Holdco Shares for offering or sale in any jurisdiction, and Holdco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 FLAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, FLAC shall (a) give notice of and (b) duly convene and hold, a meeting of its shareholders (the “FLAC Shareholders Meeting”) in accordance with the Governing Documents of FLAC, for the purposes of obtaining the FLAC Shareholder Approval and providing holders of FLAC Class A Shares with the opportunity to elect to effect a FLAC Shareholder Redemption. FLAC shall, through the unanimous approval of its board of directors, recommend to its shareholders that they vote their FLAC Shares in favor of (the “FLAC Board Recommendation”): (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”); (ii) adoption and approval of the Merger, along with, in each case, Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); (iii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, if any; (iv) the adoption and approval of each other proposal reasonably agreed by FLAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (v) the adoption and approval of a proposal for the adjournment of the FLAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (v) together, the “Transaction Proposals”); provided that FLAC may postpone or adjourn the FLAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the FLAC Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that FLAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing FLAC Holders prior to the FLAC Shareholders Meeting; provided, further, that, without the consent of the Company, in no event shall FLAC adjourn the FLAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The FLAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. None of the FLAC Board, FLAC or any committee of the FLAC Board shall withdraw or modify, or propose publicly or by formal action of the FLAC Board, any committee of the FLAC Board or FLAC to withdraw or modify, in a manner adverse to the Company, the FLAC Board Recommendation.

Section 5.9 Required Company Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall (a) obtain the Required Company Shareholder Approval, (b) cause each Company Shareholder to grant the Company (or a designee of the Company) with an irrevocable power of attorney permitting and directing the Company (or a designee of the Company), acting on behalf of each such Company Shareholder, and the proxyholders under such power of attorney to execute, or otherwise take such legally permissible action as a result of which the Company may act on behalf of each applicable Company Shareholder in order to execute, (i) the Dutch Deed of Issue Company Share Exchange and (ii) any other Ancillary Documents to which such Company Shareholder is or will be a party (to the extent such Company Shareholder has not yet provided such a power of attorney) and (c) cause each Company Shareholder to take, or otherwise take such legally permissible action as a result of which the Company may act on behalf of such Company Shareholder in order to take, all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange (and any other Transaction to which such Company Shareholder is a party) in accordance with the terms of this Agreement.

Section 5.10 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Holdco, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the Transactions (including the Merger).

Section 5.11 Conduct of Business of FLAC.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall, and FLAC shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, (i) operate the business of FLAC in the ordinary course in all material respects and in accordance with all applicable Law, (ii) comply with, and continue performing under, their Governing Documents and the Trust Agreement and (iii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of FLAC, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall not, and FLAC shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.11 of the FLAC Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of Section 5.11(b)(i), Section 5.11(b)(ii), Section 5.11(b)(iii), Section 5.11(b)(vi), Section 5.11(b)(x) or Section 5.11(b)(xv) not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of FLAC or any of its Subsidiaries;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of FLAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of FLAC or any of its Subsidiaries, as applicable;

(iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) incur, create or assume any Indebtedness, except for Indebtedness in an amount not to exceed $2,000,000 in the aggregate;

(v) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, FLAC or any of its Subsidiaries;

(vi) issue any Equity Securities of FLAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of FLAC or any of its wholly owned Subsidiaries;

(vii) enter into, renew, modify or revise any FLAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a FLAC Related Party Transaction), other than the entry into any Contract with a FLAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.11(b)(iv);

(viii) make, change or revoke any Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business.

(ix) engage in any activities or business or incur any material FLAC Liabilities, other than any activities, businesses or FLAC Liabilities that are otherwise permitted under this Section 5.11 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement, the Company Support Agreement or any Ancillary Document) or consented to by the Company pursuant to this Section 5.11);

(x) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xii) incorporate, form or organize any new direct or indirect Subsidiary of FLAC or engage in any new line of business that is materially different from the general nature of the businesses of FLAC as of the date of this Agreement;

(xiii) other than in the ordinary course of business, (A) enter into, amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms) or (B) waive any material benefit or right under any material Contract;

(xiv) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by FLAC in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on FLAC;

(xv) change FLAC’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or GAAP, or (iii) required by FLAC’s auditors;

(xvi) enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions in the ordinary course of business; or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

(c) Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of FLAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, FLAC from using the funds held by FLAC outside the Trust Account to pay any FLAC Expenses or FLAC Liabilities or from otherwise distributing or paying over any funds held by FLAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12 Nasdaq Listing. The Company shall cause Holdco to, and Holdco shall, use its reasonable best efforts to cause Holdco Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and FLAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Final Closing Date and to cause Holdco to satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 5.13 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, FLAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders pursuant to the FLAC Shareholder Redemption, (B) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to FLAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14 FLAC Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification or exculpation now existing in favor of the directors and officers of FLAC, as provided in the Governing Documents of FLAC or otherwise in effect as of immediately prior the Effective Date, in either case, solely with respect to any matters occurring on or prior to the Effective Date, shall survive the Transactions and shall continue in full force and effect from and after the Effective Date for a period of six (6) years. FLAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, FLAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Governing Documents of FLAC or other applicable agreements as in effect immediately prior the Effective Date. The indemnification and liability limitation or exculpation provisions of the Governing Documents of FLAC shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Date, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Date, or at any time prior to such time, were directors or officers of FLAC (the “FLAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Date and relating to the fact that such FLAC D&O Person was a director or officer of FLAC immediately prior the Effective Date, unless such amendment, repeal or other modification is required by applicable Law.

(b) FLAC shall not have any obligation under this Section 5.14 to any FLAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such FLAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Date, FLAC shall purchase and will cause the Group Companies to maintain, for a period of six (6) years after the Effective Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of FLAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Date (the “FLAC D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under FLAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that FLAC shall not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement. In the event that the premium for the FLAC D&O Tail Policy exceeds 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement, FLAC shall purchase the maximum coverage available for 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement.

(d) If FLAC or any of its successors or assigns shall (i) merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FLAC shall assume all of the obligations set forth in this Section 5.14.

(e) The FLAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of FLAC.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Date, in either case, solely with respect to any matters occurring on or prior to the Effective Date, shall survive the Transactions and shall continue in full force and effect from and after the Effective Date for a period of six (6) years. Holdco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Holdco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Date. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Date or at any time prior to the Effective Date, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Date, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Holdco shall use reasonable best efforts to include and, from and after the Closing, maintain, or cause to be included and so maintained, within Holdco’s directors’ and officers’ liability insurance policy or policies with respect to matters occurring on or after the Effective Date, coverage in commercially reasonable terms, including “prior acts” for the benefit of directors and officers of the Company who are currently covered by any comparable insurance policies as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Date (“Prior Acts Coverage”). If, after reasonable best efforts by Holdco prior to the Closing, Holdco is not able to include such Prior Acts Coverage within Holdco’s directors’ and officers’ liability insurance policy or policies from and after the Closing, then the Company shall purchase, at or prior to the Closing, and Holdco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Date (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Group Companies shall be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 300% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d) If the applicable Group Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of such Group Company shall assume the appropriate obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Group Companies.

Section 5.16 Post-Closing Directors and Officers.

(a) Holdco shall, subject to applicable Nasdaq listing requirements, take all necessary action and cause that, effective as of the Holdco Reorganization, (i) the Holdco Board shall consist of up to nine (9) directors, with one (1) executive director serving an initial term expiring at the third annual general meeting of Holdco to occur after the Closing and up to eight (8) non-executive directors who shall serve staggered multi-year terms, expiring at the first, second and third annual general meetings of Holdco to occur after the Closing, with the allocation of such terms among such non-executive directors to be determined by mutual agreement between the Company and FLAC following the date of this Agreement; (ii) the members of the Holdco Board are the Persons determined in accordance with Section 5.16(b) (the “Holdco Board Appointments”); (iii) the members of the compensation committee, audit committee and nominating and corporate governance committee of the Holdco Board shall be the non-executive directors determined in accordance with Section 5.16(c); and (iv) the officers of Holdco (the “Officers”) shall be the individuals determined in accordance with Section 5.16(d).

(b) As promptly as practicable following the date of this Agreement, and in any event within sufficient time to allow for customary due diligence and background checks on the designated individuals prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, (i) FLAC shall identify two (2) individuals to serve as non-executive directors on the Holdco Board who must (A) be reasonably acceptable to the Company to serve as non-executive directors on the Holdco Board immediately after the Holdco Reorganization and (B) qualify as “independent” pursuant to Nasdaq listing standards (the “FLAC Designees”), and (ii) the Company shall identify up to seven (7) individuals to serve as directors, including one executive director and up to six (6) non-executive directors, on the Holdco Board, immediately after the Effective Date (the “Company Designees” and, together with the FLAC Designees, the “Designees”), such Company Designees anticipated to include the individuals identified on Section 5.16(b) of the Company Disclosure Schedules, in all cases subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks. FLAC and the Company will agree in good faith on the initial terms of service for each of the FLAC Designees and Company Designees. Prior to the Effective Date, the Company shall name such Company Designees whose names are not identified on Section 5.16(b) of the Company Disclosure Schedules and may replace any Company Designee whose names are identified on Section 5.16(b) of the Company Disclosure Schedules, in each case with such Company Designee being reasonably acceptable to FLAC, which designation shall be made by written notice and subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, FLAC and the Company shall designate the Designees to serve as members of the compensation committee, the audit committee and the nominating and corporate governance committee of the Holdco Board, immediately after the Effective Date, subject to applicable listing rules of Nasdaq and applicable Law. In the event that any Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a committee member, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, FLAC and the Company shall jointly replace such Designee with another Designee to serve as such committee member.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Holdco Reorganization, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, the Company may, with the prior written consent to FLAC (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer.

(e) At or prior to the Closing, FLAC shall deliver to the Company and Holdco evidence reasonably acceptable to the Company and Holdco that the members of the FLAC Board and the officers of FLAC, in each case immediately prior to the Closing shall have resigned with effect as of immediately preceding the Effective Date.

(f) Effective as of the Effective Date and as a result of the Merger, the directors and officers of Merger Sub immediately prior to the Effective Date shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to FLAC and Holdco (i) the final audited Company Financial Statements and the unaudited consolidated statements of financial position of the Group Companies as of June 30, 2022 and June 30, 2021 and the related unaudited consolidated statements of statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Group Companies for each of the six-month periods then ended and the related notes thereto (the “Closing Financial Statements”), and (ii) any other audited or unaudited consolidated statements of financial position and the related audited or unaudited consolidated statements profit or loss and other comprehensive income, changes in equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by FLAC or Holdco with the SEC in connection with the Transactions. All such financial statements (A) will fairly present in all material respects the financial position of the Group Companies as at the date of the statement of financial position, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b) The Parties shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any other Party, each other Party in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by FLAC or Holdco with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Conduct of Business of Holdco(a) . Except as set forth on Section 5.18 of the Company Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Holdco shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are required by the SEC or Nasdaq in connection with the Transactions, (d) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (e) those that are consented to in writing by FLAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.19 Holdco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Holdco Board shall approve and adopt the Holdco Long-Term Incentive Plan (the “Holdco Equity Incentive Plan”) (subject to its approval by the Holdco Shareholders), substantially in the form attached hereto as Exhibit J, and with any changes or modifications thereto as the Company and FLAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable), in the manner prescribed under applicable Laws, effective as of the Final Closing Date. The Holdco Equity Incentive Plan shall reserve a number of Holdco Shares for grant thereunder equal to the sum of (a) thirteen percent (13%) of the aggregate number of Holdco Shares outstanding immediately following the Effective Date after giving effect to the Company Share Exchange, exercise of the Company Issuance Rights, the Merger, the PIPE Financing and the other Transactions contemplated hereby (but not, for the avoidance of doubt, exercise of any Holdco Warrants), which aggregate number of Holdco Shares in this clause (a) shall be inclusive of Holdco Shares underlying the Rollover Company Options granted pursuant to Section 2.6, plus (b) the maximum number of Holdco Shares that may be issued as Earnout RSUs; provided that the number of Holdco Shares initially reserved for grant under the Holdco Equity Incentive Plan shall be increased annually on January 1 of each calendar year, starting on the first January 1 after Closing (or on the Closing Date, if Closing occurs after January 1, 2023), by five percent (5%) of the then issued and outstanding Holdco Shares or such lower number as may be determined by the Holdco Board. Holdco Shares reserved under the Holdco Equity Incentive Plan pursuant to clause (b) of the preceding sentence shall be available to be issued only with respect to Earnout RSUs and to the extent Earnout RSUs are forfeited or do not become issuable, such Holdco Shares shall not be available for issuance pursuant to other awards.

Section 5.20 PIPE Subscriptions. Unless otherwise approved in writing by FLAC or Holdco, as the case may be, neither Holdco nor FLAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement shall remain bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Holdco Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, each of Holdco and FLAC shall use its respective reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdco the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Holdco and FLAC shall give each other prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement; (ii) of any material breach or material default to the knowledge of Holdco or FLAC, as the case may be (or any event or circumstance that, to the knowledge of Holdco or FLAC, as the case may be, with or without notice, lapse of time or both, would be reasonably likely to give rise to any such breach or default) by any party to any Subscription Agreement; (iii) of the receipt by Holdco or FLAC of any written notice or other written communication from any PIPE Investor with respect to any actual or threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor; and (iv) if Holdco does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Section 5.21 EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. If the Parties determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and to do such things that such Party deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company or Holdco to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.

Section 5.22 Employee Stock Purchase Plan. Upon the election of the Company, the Parties will cooperate in good faith and agree upon the form of an employee stock purchase plan designed to allow eligible employees to purchase Holdco Shares at periodic intervals with their accumulated payroll deductions (the “ESPP”), to be adopted by Holdco prior to the Closing and effective as of the Closing. In case so adopted, the ESPP will (a) with respect to U.S. employees, be intended to be an employee stock purchase plan under Section 423 of the Code, (b) provide for a maximum number of Holdco Shares authorized for sale thereunder not to exceed a specified percentage of the aggregate number of Holdco Shares outstanding immediately following the Effective Date after giving effect to the Company Share Exchange, exercise of the Company Issuance Rights, the Merger, the PIPE Financing and the other Transactions contemplated hereby (but not, for the avoidance of doubt, exercise of any Holdco Warrants), subject to annual increases of not more than a percentage of such aggregate number of Holdco Shares, in each case with such maximum percentages to be agreed between Holdco and FLAC following the date of this Agreement, (c) provide for purchase and offering periods to be implemented from time to time, (d) contemplate a purchase price per Holdco Share thereunder of no less than the lower of (i) 85% of the closing trading price per Holdco Share on the first day of an applicable offering period or (ii) 85% of the closing trading price per Holdco Share on the applicable purchase date, and (e) provide that all of an employee’s ESPP options may not vest and become exercisable with respect to more than $25,000 worth of Holdco Shares (measured as of the date of grant) per year.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists, of the following conditions:

(a) the applicable waiting period (and any extension(s) thereof) relating to the Transactions shall have expired or been terminated and any other applicable Consent shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable, so that the Transactions are deemed to be cleared, approved or consented to under any applicable Antitrust Law;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition, in each case preventing the consummation of the Transactions, shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued under the Securities Act and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Required FLAC Shareholder Approval shall have been obtained;

(e) the Required Company Shareholder Approval shall have been obtained;

(f) (i) Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been approved such that, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq, (ii) Holdco shall not have received any notice of non-compliance therewith, and (iii) the Holdco Shares and Holdco Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(g) the size and composition of Holdco Board shall be as contemplated under Section 5.16; and

(h) after giving effect to the Transactions (including the PIPE Financing and the FLAC Shareholder Redemption), Holdco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Date.

Section 6.2 Other Conditions to the Obligations of FLAC. The obligations of FLAC to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by FLAC, of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “Company Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the Company Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date

(except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), other than de minimis inaccuracies; and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the Company Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FLAC the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied; and

(ii) the Investor Rights Agreement duly executed by the Company and the IRA Shareholders.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, of the following further conditions:

(a) the Aggregate Cash Proceeds shall be equal to or greater than $250,000,000;

(b) (i) the FLAC Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “FLAC Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the FLAC Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “FLAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), other than de minimis inaccuracies; and (iii) the representations and warranties of FLAC set forth in Article 4 (other than the FLAC Fundamental Representations and the FLAC Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “FLAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a FLAC Material Adverse Effect;

(c) FLAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by FLAC under this Agreement at or prior to the Closing;

(d) at or prior to the Closing, FLAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of FLAC, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied; and

(ii) the Investor Rights Agreement duly executed by FLAC, the Sponsor and any other FLAC Related Party party thereto.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement. FLAC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by FLAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of FLAC and the Company;

(b) by FLAC, if any of the representations or warranties of the Company set forth in Article 3 shall not be true and correct or if Holdco or the Company has failed to perform or comply with any of their respective covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by FLAC, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to FLAC if FLAC is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(b) or Section 6.3(c) from being satisfied;

(c) by the Company, if any of the representations or warranties of FLAC set forth in Article 4 shall not be true and correct or if FLAC has failed to perform or comply with any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.3(b) or Section 6.3(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to FLAC by the Company, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either FLAC or the Company, if the Transactions shall not have been consummated on or prior to December 11, 2022 (the “Termination Date”); provided that if the Registration Statement / Proxy Statement filed pursuant to Section 5.7 is not declared effective by November 1, 2022, then the Termination Date will be automatically extended by sixty (60) days to February 9, 2023; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a Party if such Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

(e) by either FLAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable; or

(f) by either FLAC or the Company if the FLAC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, the FLAC Shareholders have duly voted and the Required FLAC Shareholder Approval was not obtained.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3, this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect (a) any Liability on the part of any Party for actual fraud or Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or (b) any Person’s Liability under any Subscription Agreement, the Confidentiality Agreement, the Company Support Agreement or the Sponsor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Date, except for those covenants and agreements that, by their express terms, contemplate performance after the Effective Date.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) FLAC and the Company prior to Closing and (b) Holdco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) FLAC and the Company prior to the Closing and (b) Holdco and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the approval of this Agreement by the shareholders of the Company, Holdco or FLAC; provided that after any such shareholder approval, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the shareholders of the Company or FLAC without such further approval or authorization.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to FLAC, to:

Frazier Lifesciences Acquisition Corporation

Two Union Square

601 Union St., Suite 3200

Seattle, Washington 98101

Attention:	James N. Topper
David Topper
E-mail:	james@frazierhealthcare.com
david.topper@frazierhealthcare.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:	Jocelyn M. Arel
Jacqueline Mercier
E-mail:	jarel@goodwinlaw.com
jmercier@goodwinlaw.com

(b) If to the Company or, after the Closing, Holdco, to:

c/o NewAmsterdam Pharma B.V.

20803 Biscayne Boulevard

Suite 105

Aventura, FL 33180

Attention:	Michael Davidson
E-mail:

with a copy (which shall not constitute notice) to:

c/o NewAmsterdam Pharma B.V.

c/o NewAmsterdam Pharma Holding B.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention:	Michael Davidson, Chief Executive Officer
E-mail:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Jack S. Bodner
Kerry S. Burke
Brian K. Rosenzweig
Facsimile:	646-441-9079
E-mail:	jbodner@cov.com
kburke@cov.com
brosenzweig@cov.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Companies Act shall apply to the Merger and applicable Dutch Law shall apply to the Company Share Exchange and the Holdco Reorganization).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and FLAC shall pay, or cause to be paid, all Unpaid FLAC Expenses and (b) if the Closing occurs, then FLAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid FLAC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means a calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) mean, when used with reference to documents or other materials required to be provided or made available to FLAC, any documents or other materials posted to the electronic data room located at www.dfsvenue.com under the project name “Project Yankee” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) the expression “ordinary course of business” means in the ordinary and usual course of the Company’s or FLAC’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided that, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any

COVID-19 Actions and (i) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for FLAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; (m) all references to any Law will be to such Law as consolidated, replaced, revised, amended or supplemented from time to time, and the rules or regulations thereunder; and (n) all references to any Contract are to that Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Company Support Agreement or the Sponsor Support Agreement, the terms of this Agreement shall prevail in each case.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, shall form an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the FLAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FLAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FLAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, this Section 8.9 and Section 8.13. Each of the Non-Party Affiliates shall be an express third-party beneficiary of this Section 8.9 and Section 8.13.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of FLAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, solely in their respective capacities as directors, officers or employees of the Company, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to FLAC’s knowledge,” “to the knowledge of FLAC” and “known by FLAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the FLAC Disclosure Schedules, solely in their respective capacities as directors, officers or employees of FLAC, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the FLAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the FLAC Non-Party Affiliates, in the case of FLAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, FLAC or any Non-Party Affiliate concerning any Group Company, FLAC, this Agreement or the Transactions, other than in the case of actual fraud.

Section 8.14 Extension; Waiver. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any such Ancillary Document or any of the Transactions (except, in the case of any Ancillary Documents referenced in the foregoing clauses (a) and (b) where such Ancillary Document expressly provides that a different court shall have jurisdiction with respect to matters pertaining to such Ancillary Document, in which case any such Proceedings to the extent arising under such Ancillary Document shall be brought in accordance with the provisions thereof), and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Subject to the exceptions in the foregoing sentence, each Party irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereby agrees that service of process upon such Party in any Proceeding contemplated by this Section 8.17 shall be effective if notice is given in accordance with Section 8.4.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of FLAC, filed with the SEC (File No. 333-250858) on December 10, 2020 (the “Prospectus”). The Company acknowledges, agrees and understands that FLAC has established a Trust Account containing the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO, including interest accrued from time to time thereon (the “Trust Account”) for the benefit of public shareholders of FLAC (including overallotment shares acquired by FLAC’s underwriters, the “Public Shareholders”), and FLAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of FLAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Holdco, and Merger Sub hereby agrees on behalf of itself and its respective Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, Holdco, Merger Sub or their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FLAC or any of its Representatives, on the one hand, and the Company, Holdco, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company, Holdco and Merger Sub, on behalf of itself and its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that the Company, Holdco, Merger Sub or any of their Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with FLAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with FLAC or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

By:	/s/ James N. Topper
Name:	James N. Topper
Title:	Chief Executive Officer

NEWAMSTERDAM PHARMA HOLDING B.V.

By:	/s/ Michael H. Davidson
Name:	Michael H. Davidson
Title:	Chief Executive Officer

NEWAMSTERDAM PHARMA COMPANY B.V.

By:	/s/ Louise Kooij
Name:	LouFré Management B.V.
represented by LouFré Holding B.V. represented by Louise Kooij
Title:	Sole Director

NEWAMSTERDAM PHARMA INVESTMENT CORPORATION

By:	/s/ Louise Kooij
Name:	LouFré Management B.V.
represented by LouFré Holding B.V. represented by Louise Kooij
Title:	Sole Director

[Signature Page to Business Combination Agreement]